Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ORBIS EDUCATION SERVICES, LLC
(A DELAWARE LIMITED LIABILITY COMPANY)

LLR MANAGEMENT, L.P.
(A DELAWARE LIMITED PARTNERSHIP)

GCE COSMOS MERGER SUB, LLC
(A DELAWARE LIMITED LIABILITY COMPANY)

AND

GRAND CANYON EDUCATION, INC.
(A DELAWARE CORPORATION)

DECEMBER 17, 2018

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SCHEDULES

Affiliated Transactions Schedule
Authorization Schedule
Brokerage Schedule
Capitalization Schedule
Compliance with Laws Schedule
Contracts Schedule
Covenants Exceptions Schedule
Customers and Suppliers Schedule
Developments Schedule
Employee Benefits Schedule
Employees Schedule
Employment Agreement Schedule Environmental Matters Schedule
Financial Statements Schedule
Governmental Consents Schedule
Indebtedness Schedule
Insurance Schedule
Intellectual Property Schedule
Leased Real Property Schedule
Litigation Schedule
Per Unit Portion Schedule
Permits Schedule
Permitted Liens Schedule
Required Consents Schedule
Subsidiary Schedule
Taxes Schedule Transaction Expenses Schedule
Working Capital Schedule

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EXHIBITS

Exhibit A	‑	Form of Certificate of Merger
Exhibit B	‑	Form of Escrow Agreement
Exhibit C	‑	Form of Letter of Transmittal
Exhibit D	‑	Form of Option Cancellation Acknowledgment
Exhibit E	‑	Form of Warrant Cancellation Agreement
Exhibit F	-	Allocation Statement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 17, 2018, is made by and among Orbis Education Services, LLC, a Delaware limited liability company (the “Company”), Grand Canyon Education, Inc., a Delaware corporation (the “Purchaser”), GCE Cosmos Merger Sub, LLC, a Delaware limited liability company and wholly‑owned subsidiary of the Purchaser (the “Merger Sub”), and LLR Management, L.P., a Delaware limited partnership (the “Representative”), as representative for the Company’s Members, Optionholders and Warrantholders.  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

WHEREAS, the board of managers of the Company has authorized, adopted and approved this Agreement and determined that this Agreement and the Merger are desirable and in the best interests of the Members;

WHEREAS, the board of managers of the Company has recommended the Merger to the Members and the Members, by written consent of Members (in lieu of a meeting), have approved this Agreement, the Merger and the transactions contemplated hereby (the “Member Approval”);

WHEREAS, the respective boards of directors of the Purchaser and the Merger Sub, and the Purchaser in its capacity as sole member of the Merger Sub, have authorized, adopted and approved this Agreement and determined that this Agreement and the Merger are desirable and in the best interests of their respective corporations and stockholders;

WHEREAS, as of the date hereof, LS OES Holdings, Inc. (“Lightspeed”), a Member of the Company, is wholly owned by Lightspeed Venture Partners VIII, LP (“LVP”);

WHEREAS, prior to the Closing, Purchaser will enter into an agreement (the “Lightspeed Purchase Agreement”) with LVP pursuant to which, upon the terms and subject to the conditions set forth in the LVP Purchase Agreement, immediately prior to the Closing, LVP will sell all of the outstanding shares of capital stock of Lightspeed (such shares, the “LVP Shares”) to Purchaser, in exchange for the right to receive the Lightspeed Amount (defined below) (such transaction, the “Lightspeed Acquisition”); and

WHEREAS, each of the individuals listed on the Employment Agreement Schedule has executed and delivered an employment agreement with the Company, each dated as of the date hereof, which employment agreements shall become effective as of and contingent on the occurrence of the Closing.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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ARTICLE I

DEFINITIONS

1.01     Definitions.  For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” is defined above in the Preamble.

“Allocation Percentage” means, as to any Member, Optionholder or Warrantholder that has received any portion of the Merger Consideration, a fraction, (i) the numerator of which is the number of Units, plus the number of Units issuable upon exercise of In The Money Options or Warrants held by such Member, Optionholder or Warrantholder immediately prior to the Effective Time, and (ii) the denominator of which is the total number of Units, plus the total number of Units issuable upon exercise of In The Money Options and Warrants held by all Members, Optionholders and Warrantholders immediately prior to the Effective Time.

“Audited Financial Statements” is defined in Section 5.05.

“Balance Sheet Date” is defined in Section 5.05.

“Business Day” means any day other than a Saturday, Sunday, or a day on which all banking institutions located in New York, New York are authorized or obligated by Law or executive order to close.

“Cash” means, as of a given time, an amount equal to the aggregate amount of all cash, cash equivalents and marketable securities of the Company or any of its Subsidiaries, including all outstanding security or similar deposits.

“Certificate of Merger” means the certificate of merger in the form of Exhibit A.

“Change of Control Payments” means any compensation, change of control payment, sale or similar bonuses, retention or severance payments, or any other similar payments that become payable by the Company or any Subsidiary of the Company to any employee, officer, director, consultant or third party in connection with the transactions contemplated by this Agreement (including the termination of any employee (not caused or effected by the Purchaser) in connection with the transactions contemplated by this Agreement), and any payroll taxes

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associated with any of the foregoing.

“Closing” is defined in Section 3.01.

“Closing Cash Proceeds” means (i) the Enterprise Value, minus (ii) the amount of Indebtedness outstanding as of 12:01 a.m. prevailing Eastern Time on the Closing Date, plus (iii) the amount of Cash as of 12:01 a.m. prevailing Eastern Time on the Closing Date (which shall not take in to account any reduction in Cash relating to the Company providing cash collateral under the Letter of Credit prior to the Closing), minus (iv) the amount (if any) by which Closing Working Capital is less than Target Working Capital, plus (v) the amount (if any) by which Closing Working Capital is greater than Target Working Capital, minus (vi) the Representative Holdback Amount, minus (vii) all Transaction Expenses, minus (viii) the Purchase Price Adjustment Escrow Amount, minus (ix) the Tax Liability Amount, minus (x) the Lightspeed Closing Amount.  For the avoidance of doubt, no items included in the definitions of Cash, Indebtedness, Transaction Expenses or Working Capital shall be double counted for purposes of calculating the Closing Cash Proceeds hereunder.

“Closing Date” is defined in Section 3.01.

“Closing Statement” is defined in Section 3.03(b).

“Closing Working Capital” means Working Capital as of 12:01 a.m. prevailing Eastern Time on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined above in the Preamble.

“Company Documents” is defined in Section 5.03(a).

“Company Intellectual Property” is defined in Section 5.11(a).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company Licensed Intellectual Property” is defined in Section 5.11(a).

“Company Owned Intellectual Property” is defined in Section 5.11(a).

“Company Registered Intellectual Property” is defined in Section 5.11(b).

“Company Services” is defined in Section 5.11(m).

“Company Software” is defined in Section 5.11(n).

“Competitive Transaction” is defined in Section 6.04.

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“Confidentiality Agreement” is defined in Section 8.06.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements.

“Covered Employees” is defined in Section 5.19(a).

“Data Room” means the Merrill DatasiteOne Project Cosmos virtual data room located at:

https://datasiteone.merrillcorp.com/manda/project/5b5798218c7b460013451690/content/5b579869578fed000eeb1bc8/mode/default.

“D&O Tail Policies” is defined in Section 8.03(a).

“Debt Financing Sources” shall mean the collective reference to each lender and each other Person (including, without limitation, each agent and each arranger) that have committed to provide, or otherwise entered into agreements in connection with, the financings in connection with the transactions contemplated hereby, including, without limitation, any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto (and any joinders or amendments thereof), together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative of each such lender, other Person or Affiliate, and together with the heirs, executors, successors and assigns of any of the foregoing.

“Delaware Law” means, collectively, the Delaware General Corporation Law and the Delaware Limited Liability Company Act.

“Disclosure Schedules” is defined in Article V.

“Effective Time” is defined in Section 2.01(b).

“Enterprise Value” means three hundred sixty-two million five hundred thousand dollars ($362,500,000).

“Environmental Laws” means all applicable Laws, and any Governmental Order or binding agreement with any Governmental Body: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response,

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Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Equity Interest” means, in respect of any Person, any share, capital stock, partnership, member, phantom equity, profit participation, restricted unit, profits or similar interest in such Person, and any option, subscription, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means Wilmington Trust, National Association, or its successor, in its capacity as such pursuant to the Escrow Agreement.

“Escrow Agreement” means an escrow agreement in the form of Exhibit B.

“Estimated Closing Cash Proceeds” is defined in Section 3.03(a)(i).

“Exercisable Option Units” is defined in Section 2.04(b).

“Exercisable Warrant Units” is defined in Section 2.05(b).

“Financial Statements” is defined in Section 5.05.

“Fraud” means an inaccurate representation or warranty set forth in this Agreement if, at the time such representation or warranty was made, the party making such representation or warranty (a) had actual knowledge of the inaccuracy of such representation or warranty, and (b) failed to notify the other party of such inaccuracy with the specific intent to induce the other party to enter into (or not to dissuade the other party from entering into) this Agreement and consummate the transactions contemplated by this Agreement. For the avoidance of doubt, “Fraud” does not include any constructive fraud, negligent misrepresentation or omission or any other claim for any torts based on negligence or recklessness.

 “Fundamental Representations” means the representations and warranties set forth in Sections 5.01,  5.02,  5.03(a),  5.04(a) and 5.04(c).

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“GAAP” means United States generally accepted accounting principles as consistently applied by the Company without any change in accounting methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification, judgments, or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) from those used in the preparation of the Audited Financial Statements.

“Governmental Body” means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (ii) federal, state, provincial, local, municipal, foreign, or other government, or (iii) governmental or quasi‑governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body, or other entity and any court, arbitrator, or other tribunal).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Body.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended.

“In The Money Optionholder” means a holder of In The Money Options.

“In The Money Options” means all outstanding Options as to which the Per Unit Portion of the Estimated Closing Cash Proceeds (excluding, for this purpose, the adjustment for the Representative Holdback Amount) exceeds the applicable exercise price per Unit of such Option.

“Income Taxes” mean the United States federal income Tax and any United States state or local or non‑U.S. net income Tax or any franchise or business profits Tax incurred in lieu of a Tax on net income.

“Indebtedness” means, without duplication, as of any particular time, (i) the amount of all indebtedness for borrowed money of the Company and its Subsidiaries (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) liabilities or obligations of the Company and its Subsidiaries evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) liabilities or obligations of the Company and its Subsidiaries to pay the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business, (iv) all liabilities or

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obligations of the Company and its Subsidiaries arising out of interest rate and currency swap arrangements and similar arrangements designed to provide protection against fluctuations in interest or currency rates, (v) capital lease obligations; (vi) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions (excluding any undrawn obligations); (vii) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (i) through (vi); and (viii) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (i) through (vii); provided, that “Indebtedness” shall not include any such liabilities or obligations between the Company and any of its Subsidiaries or between any Subsidiary of the Company and another Subsidiary of the Company.

“Insurance Policies” is defined in Section 5.15.

“Intellectual Property” means all of the following in any jurisdiction throughout the world:  (i) issued and granted patents, patent applications (provisional and non-provisional) and patent disclosures, records of invention, certificates of invention and applications for certificates of inventions and priority rights filed with any Governmental Body (including the United States Patent and Trademark Office, United States Copyright Office, all equivalent foreign patent, trademark, copyright offices in any country or jurisdiction, or any other Governmental Body that performs the functions of a patent, trademark or copyright office in any country or jurisdiction), including substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof (collectively, “Patents”); (ii) trademarks, service marks, trade dress, company/trade names, logos, symbols, slogans and other designations of source or origin of goods or services (and all translations, adaptations, derivations and combinations of the foregoing) (collectively, “Trademarks”) and Internet domain names, social networking names and tags, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works, and all other rights corresponding thereto throughout the world, including economic rights in copyrights (“Copyrights”); (iv) registrations and applications for any of the foregoing; (v) trade secrets (including concepts, ideas, knowledge, rights in research and development, financial, marketing and business data, pricing and cost information, plans (including business and marketing plans), algorithms, formulae, processes, techniques, technical data, designs, drawings, specifications, databases, blue prints, and customer and supplier lists, in each case that has or derives economic value, actual or potential, as a result of being a secret and not known to the public, whether patentable or not and whether or not reduced to practice), and confidential information (collectively, “Trade Secrets”), proprietary information, inventions (whether or not patentable), know-how and design rights; (vi) computer software and programs (including source code, executable code, data, databases, and documentation); and (vii) firmware.

 “knowledge” means, with respect to the Company, the actual knowledge following due inquiry of each of Steve Hodownes, Craig Huke, Barbara Claassen and Daniel Briggs.

“Law” means any statute, law, rule, regulation, judgment, order, decree, ordinance, constitution, treaty, common law, or other pronouncement, requirement or rule of law of any Governmental Body.

“Learning Objects” means Company Owned Intellectual Property consisting of

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learning objects and course modules.

“Lease” is defined in Section 5.08(b).

“Leased Real Property” is defined in Section 5.08(b).

“Letter of Credit” means that certain irrevocable direct letter of credit in the amount of three hundred thousand dollars ($300,000) in favor of MRES Penn Holdings, LLC, a Nebraska limited liability company.

“Letter of Transmittal” means a letter of transmittal in the form of Exhibit C.

“Liabilities” is defined in Section 5.06.

“Lien” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Lightspeed” is defined in the recitals.

“Lightspeed Amount” means the aggregate consideration to which Lightspeed becomes entitled in connection with the Merger, as set forth in the Lightspeed Purchase Agreement, which amount represents the portion of the Merger Consideration that Lightspeed would have otherwise been entitled to receive in exchange for its Units as a Member of the Company had the Lightspeed Acquisition not occurred prior to the Merger.

“Lightspeed Acquisition” is defined in the recitals.

“Lightspeed Closing Amount” means the amount payable to Purchaser in respect of the Lightspeed Amount that does not include any future consideration potentially payable in respect of LVP’s portion of the Representative Holdback Amount or the Purchase Price Adjustment Escrow Amount.

“Lightspeed Purchase Agreement” is defined in the recitals.

“LVP” is defined in the recitals.

“LVP Shares” is defined in the recitals.

“Material Adverse Change” means any change, effect, event, occurrence, circumstance, state of facts, or development that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the financial or other condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, or the ability of the Company to consummate the transactions contemplated hereby on a timely basis, but shall exclude any effect resulting or arising from: (i) any change in any applicable Law; (ii) any change in interest rates, currency exchange rates or general economic conditions (including changes in the

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price of gas, oil or other natural resources); (iii) any change that is generally applicable to the industries in which the Company or any of its Subsidiaries operates; (iv) the entry into this Agreement or the announcement or consummation of the transactions contemplated by this Agreement and the other agreements referenced herein; (v) any action taken by the Purchaser or any of its Affiliates; (vi) any omission to act or action taken with the consent of the Purchaser (including those omissions to act or actions taken which are permitted by this Agreement); (vii) any national or international political event or occurrence, including acts of war or terrorism; (viii) any actions required in order to obtain any waiver or consent from any Person or Governmental Body in connection with the transactions contemplated by this Agreement and the other agreements referenced herein; or (ix) any failure by the Company or any Subsidiary thereof to meet any projections, forecasts or estimates of revenue or earnings (it being understood that this clause (ix) shall not prevent a determination that any change, effect, event, occurrence, circumstance, state of facts, or development underlying such failure to meet projections, forecasts or estimates has resulted in a Material Adverse Change (to the extent the effect(s) of such change, event, occurrence or development is not otherwise excluded from this definition of Material Adverse Change)); provided, that, in the case of the foregoing clauses (i),  (ii),  (iii) and (vii), if such effect disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate, then the disproportionate aspect of such effect may be taken into account in determining whether a Material Adverse Change has occurred or will occur.

“Member” means each holder of Units.

“Member Approval” is defined above in the Preamble.

“Members’ Closing Consideration” is defined in Section 2.02(a).

“Members’ Merger Consideration” is defined in Section 2.02(a).

“Merger” is defined in Section 2.01(a).

“Merger Consideration” means, together, the Members’ Merger Consideration, the Optionholders’ Merger Consideration and the Warrantholders’ Merger Consideration.

“Merger Sub” is defined above in the Preamble.

“Merger Sub Documents” is defined in Section 6.01.

“Multiemployer Plan” is defined in Section 5.14(c).

“Non‑Recourse Party” means, with respect to a party, any of such party’s former, current and future equityholders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, Debt Financing Sources or assignees (or any former, current or future equity holder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

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“Objection Notice” is defined in Section 3.03(e).

“Open Source Software” is defined in Section 5.11(o).

“Option Cancellation Acknowledgment” means an acknowledgment of option cancellation in the form of Exhibit D.

“Optionholders” is defined in Section 2.04(c).

“Optionholders’ Closing Consideration” is defined in Section 2.04(b).

“Optionholders’ Merger Consideration” is defined in Section 2.04(b).

“Options” means all options and rights to acquire Units which are exercisable (or will become exercisable as a result of the transactions contemplated hereby (whether pursuant to the terms of such options and rights, or at the election of the Company’s board of managers)), as of immediately prior to the Effective Time.

“Other Antitrust Regulations” mean all antitrust or competition Laws of any Governmental Body outside the United States.

“Paying Agent” means Wilmington Trust, National Association, or its successor, in its capacity as such pursuant to a paying agent agreement between it and the Representative.

“Payoff Amounts” is defined in Section 3.03(a)(ii).

“Payoff Letters” is defined in Section 3.03(a)(ii).

“Per Unit Portion” means, with respect to each Member, Optionholder and Warrantholder, the percentage set forth next to such Member, Optionholder or Warrantholder’s name on the Per Unit Portion Schedule.

“Permits” means any approvals, authorizations, consents, licenses, permits, registrations, franchises, variances, certificates or similar rights obtained or required to be obtained from a Governmental Body.

“Permitted Liens” means (i) Liens securing liabilities which are reflected or reserved against in the Audited Financial Statements to the extent so reflected or reserved (except for Liens related to Indebtedness to be paid off at Closing  pursuant to Section 3.03(a)(ii));; (ii) Liens for Taxes not yet delinquent or Liens for Taxes which are being contested in good faith if reserves with respect thereto are maintained on the Company’s books in accordance with GAAP; (iii) mechanic’s, materialmen’s, and similar Liens arising or incurred in the ordinary course of business consistent with past practice for amounts not yet due and payable or which are being contested in good faith if reserves with respect thereto are maintained on the Company’s books in accordance with GAAP; (iv) Liens set forth on the Permitted Liens Schedule; (v) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Body which are not violated by the current use or occupancy of such real property or the operation of the business; and (vi) easements,

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rights, covenants, conditions and restrictions of record.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

“Personal Information” is defined in Section 5.23.

“Plans” is defined in Section 5.14(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the period through the end of the Closing Date for any Straddle Period.

“Privileged Communications” is defined in Section 12.14.

“Purchase Price Adjustment Escrow Account” is defined in Section 3.02(e).

“Purchase Price Adjustment Escrow Amount” means an amount equal to two million dollars ($2,000,000).

“Purchase Price Adjustment Escrow Funds” means the amount of cash held from time to time by the Escrow Agent in the Purchase Price Adjustment Escrow Account pursuant to the Escrow Agreement.

“Purchaser” is defined above in the Preamble.

“Purchaser Adjustment Amount” is defined in Section 3.03(h)(i).

“Purchaser Documents” is defined in Section 6.01.

“Purchaser LVP Units” means the Units of the Company owned by Lightspeed, and indirectly owned by Purchaser, after the consummation of the Lightspeed Purchase Agreement.

“Qualified Benefit Plan” is defined in Section 5.14(c).

“R&W Insurer” is defined in Section 8.02.

“R&W Policy” is defined in Section 8.02.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” is defined above in the Preamble.

“Representative Holdback Amount” means an amount equal to two hundred fifty

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thousand dollars ($250,000).

“Schedule” is defined in Article V.

“Seller Adjustment Amount” is defined in Section 3.03(h)(ii).

“Straddle Period” means a taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more Subsidiaries of such Person or a combination thereof.

“Surviving Entity” is defined in Section 2.01(a).

“Systems” is defined in Section 5.11(a).

“Target Working Capital” means negative two million eight hundred fifty-seven thousand dollars ($(2,857,000)), as calculated in accordance with the Working Capital Methodology on the Working Capital Schedule.

“Tax” means any United States, federal, state, local or non‑U.S. income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, value added, customs duties, alternative minimum, estimated or other similar tax, including any interest, penalty or addition thereto.

“Tax Authority” means any Governmental Body responsible for the imposition, assessment, collection or administration of any Tax.

“Tax Liability Amount” means an amount equal to the liability for Income Taxes of Lightspeed, the Company and its Subsidiaries (which may not be negative) with respect to Pre-Closing Tax Periods and that is unpaid as of the end of the day on the Closing Date; provided, that such amount shall be calculated (a) as of the end of the Closing Date, (b) by taking into account (i) any Transaction Tax Deductions, and (ii) any net operating loss or Tax credit carryforwards of the Company and its Subsidiaries from any Pre-Closing Tax Period, in the case of both clauses (i) and (ii),  to the extent deductible in the taxable year that includes the Closing Date and (c) by excluding all deferred Tax liabilities and deferred Tax assets.

“Tax Proceeding” means any proceeding, judicial or administrative, involving Taxes or any audit, examination, deficiency asserted or assessment made by the Internal Revenue Service or any other taxing authority.

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“Tax Sharing Agreement” means any Tax sharing, Tax indemnity, Tax allocation or similar agreement, excluding ancillary provisions in customary commercial agreements entered into in the ordinary course of the Company’s or its Subsidiaries’ business for (i) the purchase or rental of goods, (ii) provision of services, (iii) borrowing of money, or (iv) rental of real property.

“Tax Returns” means any return, claims for refund, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Transaction Expenses” means, without duplication, to the extent not paid prior to the Closing, the amount of (i) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants; appraisal fees, costs and expenses; and travel, lodging, entertainment and associated expenses) incurred by the Company or any Subsidiary of the Company prior to Closing in connection with this Agreement, (ii) all fees payable by the Company or any Subsidiary to any Member, Optionholder, Warrantholder or any Affiliate of any such party, in connection with this Agreement or the transactions contemplated hereby, or otherwise, and (iii) any Change of Control Payments.

“Transaction Tax Deductions” means all applicable deductions of the Company and its Subsidiaries attributable to the Transaction Expenses (regardless of whether paid at or before Closing) or any other amounts in the nature of Transaction Expenses that arose in connection with this Agreement and the transactions contemplated thereby, in each case to the extent economically borne by the Members, the Optionholders and the Warrantholders, to the extent permitted to be deducted in a Pre-Closing Tax Period; provided, that, for this purpose, the parties agree that the seventy percent (70%) deduction of any success based investment banking or other fees shall be made pursuant to the safe harbor election of Rev. Proc. 2011-29.

 “Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulations section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Unit(s)” means the Company’s membership units.

“Valuation Firm” is defined in Section 3.03(e).

“Viruses” is defined in Section 5.11(n).

“WARN” or “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Warrant Cancellation Agreement” means a warrant cancellation agreement in the form of Exhibit E.

“Warrantholders” means each holder of a Warrant.

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“Warrantholders’ Closing Consideration” is defined in Section 2.05(b).

“Warrantholders’ Merger Consideration” is defined in Section 2.05(b).

“Warrants” means all warrants and similar rights to acquire Units which are exercisable (or will become exercisable as a result of the transactions contemplated hereby (whether pursuant to the terms of such warrants and rights, or at the election of the Company’s board of managers)), as of immediately prior to the Effective Time.

“Working Capital” means without duplication, the sum of (i) all current assets (other than Cash, current Tax assets or deferred Income Tax assets, and prepaid payroll Taxes and 401(k) payments) of the Company and its Subsidiaries, minus (ii) all current liabilities (other than current Income Tax liabilities, deferred Tax liabilities, and accruals related to retention bonuses and insurance reimbursements) of the Company and its Subsidiaries, in each case, calculated and determined on a consolidated basis in accordance with the Working Capital Methodology and as more fully described in the Working Capital Schedule.

“Working Capital Methodology” is defined in Section 3.03(a)(i).

1.02     Other Definitional Provisions.

(a)        Accounting Terms.  Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP.  To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)        “Hereof,” etc.  The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.

(c)        Successor Laws.  Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(d)        “Including,” etc.  The term “including” has the inclusive meaning frequently identified with the phrase “but not limited to” or “without limitation”.

(e)        Singular and Plural Forms.  Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or in its singular form.

(f)        “Or”. The word “or” is used in the inclusive sense of “or”.

(g)        Internal References.  References herein to a specific article, section, subsection, clause, recital, schedule or exhibit shall refer, respectively, to articles, sections, subsections, clauses, recitals, schedules or exhibits of this Agreement, unless otherwise specified.

(h)        Gender.  References herein to any gender shall include each other gender.

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(i)         Heirs, Executors, etc.  References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided,  however, that nothing contained in this Section 1.02(i) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(j)         Capacity.  References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity.

(k)        Time Period.  With respect to the determination of any period of time, the word “from” or “since” means “from and including” or “since and including,” as applicable, and the words “to” and “until” each means “to and including”.

(l)         Contract.  References herein to any contract mean such contract as amended, supplemented or modified (including any waiver thereto).

(m)       Calendar Days.  References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified.

(n)        Business Day.  If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(o)        Made Available.  References to “made available” to or “provided” to the Purchaser or its representatives means, with respect to any document or information, that the Company has posted such document or information in the Data Room under a principal heading and subheading within the Data Room where such document would reasonably be expected to be located and that the Purchaser and its representatives have had unrestricted access to such document or information for a continuous period of at least three (3) calendar days prior to the date of this Agreement.

(p)        “Dollar,” etc.  The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America and all payments made pursuant to this agreement shall be in United States dollars.

ARTICLE II

THE MERGER

2.01     The Merger.

(a)        At the Effective Time, Merger Sub shall merge with and into the Company in accordance with Delaware Law (the “Merger”), whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving entity (the “Surviving Entity”).

(b)        The Merger shall become effective at 12:01 a.m. on the date that the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the

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“Effective Time”).

(c)        From and after the Effective Time, the Surviving Entity shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of each of the Company and the Merger Sub, all as provided under Delaware Law.

2.02     Conversion of Units and Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a)        Each Unit (other than the Purchaser LVP Units) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) the Per Unit Portion of the Estimated Closing Cash Proceeds, payable to the holder thereof in accordance with the procedures set forth in Section 2.03, (ii) the Per Unit Portion of any amounts paid to the Representative or to the Paying Agent at the Representative’s direction (on behalf of the Members, Optionholders and Warrantholders) pursuant to Section 3.03(h)(ii), but subject to Section 12.13, (iii) the Per Unit Portion of the Purchase Price Adjustment Escrow Funds finally distributed to the Representative or to the Paying Agent at the Representative’s direction (on behalf of the Members, Optionholders and Warrantholders) pursuant to the Escrow Agreement, Section 3.03 or otherwise, but subject to Section 12.13, and (iv) the Per Unit Portion of any portion of the Representative Holdback Amount released by, or caused to be released by, the Representative (on behalf of the Members, Optionholders and Warrantholders) pursuant to Section 12.13(a) or otherwise.  The aggregate consideration to which holders of Units (other than the Purchaser LVP Units) become entitled pursuant to this Section 2.02(a) is collectively referred to herein as the “Members’ Merger Consideration” and the portion of the Members’ Merger Consideration payable solely with respect to clause (i) of this Section 2.02(a) is referred to herein as the “Members’ Closing Consideration”.

(b)        Each Unit held immediately prior to the Effective Time by the Company shall be canceled, and no payment shall be made with respect thereto.

(c)        Each unit of membership interest of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non‑assessable unit of membership interest of the Surviving Entity.

2.03     Paying Agent.  The Paying Agent shall act as paying agent in effecting the exchange of cash for Units which are converted into the right to payment pursuant to Section 2.02.  At or after the Effective Time, each Member shall deliver a duly executed Letter of Transmittal to the Paying Agent.  If any Member delivers a duly executed Letter of Transmittal to the Paying Agent at least one (1) Business Day prior to Closing, the Paying Agent shall pay, or cause to be paid, to such Member, no later than one (1) Business Day after the Closing Date, the amount of cash to which he, she or it is entitled under Section 2.02.  Notwithstanding anything to the contrary, the Paying Agent shall not be liable to any Member for Members’ Merger Consideration delivered to a Governmental Body if such delivery is required pursuant to any applicable abandoned property, escheat or similar Law.

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2.04     Options.

(a)        At the Effective Time, all outstanding Options shall be, by virtue of the Merger and without any action on the part of the Purchaser, the Company or otherwise, cancelled as of the Effective Time, and each Optionholder shall cease to have any rights with respect thereto, other than as expressly set forth herein.

(b)        At the Effective Time, each In The Money Optionholder that has delivered to the Purchaser an Option Cancellation Acknowledgment shall become entitled to receive in respect of such In The Money Option:  (i) an amount in cash equal to the product of (A) the excess of the Per Unit Portion of the Estimated Closing Cash Proceeds over the applicable exercise price per share of such Option, multiplied by (B) the number of Units such holder could have purchased if such holder had exercised such Option in full (and paid the applicable exercise price in respect thereof) immediately prior to such time (the “Exercisable Option Units”), which amount shall be payable to the holder thereof at the Closing; (ii) an amount in cash equal to the product of (A) the Per Unit Portion of any amounts paid to the Representative or to the Paying Agent at the Representative’s direction (on behalf of the Members, Optionholders and Warrantholders) pursuant to Section 3.03(h)(ii), but subject to Section 12.13,  multiplied by (B) the number of Exercisable Option Units of such Optionholder; (iii) an amount in cash equal to the product of (A) the Per Unit Portion of the Purchase Price Adjustment Escrow Funds finally distributed to the Representative or to the Paying Agent at the Representative’s direction (on behalf of the Members, Optionholders and Warrantholders) pursuant to Section 3.03, the Escrow Agreement or otherwise, but subject to Section 12.13,  multiplied by (B) the number of Exercisable Option Units of such Optionholder; and (iv) an amount in cash equal to the product of (A) the Per Unit Portion of any portion of the Representative Holdback Amount released by, or caused to be released by, the Representative (on behalf of the Members, Optionholders and Warrantholders) pursuant to Section 12.13(a) or otherwise,  multiplied by (B) the number of Exercisable Option Units of such Optionholder.  The aggregate consideration to which Optionholders become entitled pursuant to this Section 2.04(b) is collectively referred to herein as the “Optionholders’ Merger Consideration” and the portion of the Optionholders’ Merger Consideration payable solely with respect to clause (i) of this Section 2.04(b) is referred to herein as the “Optionholders’ Closing Consideration”.

(c)        Each holder of an Option that is not an In The Money Option (together with the In The Money Optionholders, the “Optionholders”) shall not be entitled to receive consideration in respect thereof.

(d)        The Surviving Entity shall act as paying agent in effecting the payment of the Optionholders’ Closing Consideration through the Surviving Entity’s payroll system, if applicable, on the next regularly scheduled payroll date after the Closing Date.  The Surviving Entity (or any other Person that has any withholding obligation with respect to any payment made pursuant to this Section 2.04) shall be entitled to deduct and withhold from any payments to be made pursuant to this Section 2.04 any Taxes required to be deducted and withheld with respect to the making of such payments under the Code or any other applicable provision of Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Optionholder on behalf of whom such deduction and withholding was made.  Furthermore, in order to ensure compliance with all applicable Tax withholding requirements, the Representative or the Paying Agent at the Representative’s direction

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may pay or direct payment of any funds which are to be paid to or for the benefit of the Optionholders (including any portion of the Optionholders’ Merger Consideration) to the Surviving Entity and have such amounts paid through the Surviving Entity’s payroll system, if applicable, on the next regularly scheduled payroll date after the date of receipt of such amounts.  Upon payment of any such amounts to the Surviving Entity, the Representative or the Paying Agent, as applicable, shall be relieved of its obligation to pay such amounts to the Optionholders.

2.05     Warrants.

(a)        At the Effective Time, all outstanding Warrants shall be, by virtue of the Merger and without any action on the part of the Purchaser, the Company or otherwise, cancelled as of the Effective Time, and each Warrantholder shall cease to have any rights with respect thereto, other than as expressly set forth herein.

(b)        At the Effective Time, each Warrantholder that has delivered to the Purchaser a Warrant Cancellation Agreement shall become entitled to receive in respect of such Warrant:  (i) an amount in cash equal to the product of (A) the excess of the Per Unit Portion of the Estimated Closing Cash Proceeds over the applicable exercise price per share of such Warrant, multiplied by (B) the number of Units such holder could have purchased if such holder had exercised such Warrant in full (and paid the applicable exercise price in respect thereof) immediately prior to such time (the “Exercisable Warrant Units”), which amount shall be payable to the holder thereof at the Closing; (ii) an amount in cash equal to the product of (A) the Per Unit Portion of any amounts paid to the Representative or to the Paying Agent at the Representative’s direction (on behalf of the Members, Optionholders and Warrantholders) pursuant to Section 3.03(h)(ii), but subject to Section 12.13,  multiplied by (B) the number of Exercisable Warrant Units of such Warrantholder; (iii) an amount in cash equal to the product of (A) the Per Unit Portion of the Purchase Price Adjustment Escrow Funds finally distributed to the Representative or to the Paying Agent at the Representative’s direction (on behalf of the Members, Optionholders and Warrantholders) pursuant to Section 3.03, the Escrow Agreement or otherwise, but subject to Section 12.13,  multiplied by (B) the number of Exercisable Warrant Units of such Warrantholder; and (iv) an amount in cash equal to the product of (A) the Per Unit Portion of any portion of the Representative Holdback Amount released by, or caused to be released by, the Representative (on behalf of the Members, Optionholders and Warrantholders) pursuant to Section 12.13(a) or otherwise,  multiplied by (B) the number of Exercisable Warrant Units of such Warrantholder.  The aggregate consideration to which Warrantholders become entitled pursuant to this Section 2.05(b) is collectively referred to herein as the “Warrantholders’ Merger Consideration” and the portion of the Warrantholders’ Merger Consideration payable solely with respect to clause (i) of this Section 2.05(b) is referred to herein as the “Warrantholders’ Closing Consideration”.

(c)        The Surviving Entity shall act as paying agent in effecting the payment of the Warrantholders’ Closing Consideration through the Surviving Entity’s payroll system, if applicable, on the next regularly scheduled payroll date after the Closing Date.  The Surviving Entity (or any other Person that has any withholding obligation with respect to any payment made pursuant to this Section 2.05) shall be entitled to deduct and withhold from any payments to be made pursuant to this Section 2.05 any Taxes required to be deducted and withheld with respect

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to the making of such payments under the Code or any other applicable provision of Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Warrantholder on behalf of whom such deduction and withholding was made.  Furthermore, in order to ensure compliance with all applicable Tax withholding requirements, the Representative or the Paying Agent at the Representative’s direction may pay or direct payment of any funds which are to be paid to or for the benefit of the Warrantholders (including any portion of the Warrantholders’ Merger Consideration) to the Surviving Entity and have such amounts paid through the Surviving Entity’s payroll system, if applicable, on the next regularly scheduled payroll date after the date of receipt of such amounts.  Upon payment of any such amounts to the Surviving Entity, the Representative or the Paying Agent, as applicable, shall be relieved of its obligation to pay such amounts to the Warrantholders.

2.06     Certificate of Formation.  As of the Effective Time, the certificate of formation of the Company as in effect immediately prior to the Effective Time shall become the Certificate of Formation of the Surviving Entity, until amended in accordance with applicable Law.

2.07     Operating Agreement.  As of the Effective Time, the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall become the limited liability company agreement of the Surviving Entity, until amended in accordance with applicable Law; provided that such limited liability company agreement and/or any such amendment shall be consistent with the terms of Section 8.03(b).

2.08     Managers and Officers.  From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law (or their earlier resignation or removal), the directors and officers of the Merger Sub at the Effective Time shall be the managers and officers, as applicable, of the Surviving Entity.

2.09     Withholding.  The Purchaser and the Surviving Entity (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) and the Representative and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to this Agreement to any Person such amounts as the Purchaser, the Surviving Entity or such other Person is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable provision of Law; provided, that, with respect to any Member, (i) if the appropriate certifications described in Section 4.01(g) have been provided to the Purchaser and (ii) such Member has provided pursuant to the Letter of Transmittal an IRS Form W-9 claiming a complete exemption from backup withholding and a certification meeting the requirements of Treasury Regulations §1.1445-2(b)(2) and Code §1446(f) and Internal Revenue Service Notice 2018-29 (as reasonably determined by the Purchaser) to the effect that such Member is not a “foreign person” as contemplated by Code §§1445 and 1446(f)(2), there shall be no withholding on account of U.S. federal Income Tax with respect to such Member.  Otherwise, the Purchaser and the Surviving Entity shall provide the Representative with reasonable notice prior to withholding any amounts pursuant to this Section 2.09, and shall work in good faith with the Representative to minimize any such withheld amounts.  To the extent that amounts are so withheld, such withheld amounts shall be timely paid over to the applicable Tax Authority in accordance with applicable Law and, except to the extent this Agreement expressly provides to the contrary, shall be treated for all

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purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

ARTICLE III

THE CLOSING; MERGER CONSIDERATION ADJUSTMENT

3.01     The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures upon the full satisfaction or due waiver of all of the closing conditions set forth in Article IV (other than those to be satisfied at the Closing) or on such other date as is mutually agreed to in writing by the Purchaser, the Company and the Representative.  The date and time of the Closing are referred to herein as the “Closing Date”.

3.02     The Closing Transactions.  Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date:

(a)        the Company and the Merger Sub shall cause a duly executed copy of the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger;

(b)        the Purchaser shall deliver or cause to be delivered to the Paying Agent an aggregate amount equal to the Members’ Closing Consideration and the Warrantholders’ Closing Consideration (for distribution by the Paying Agent to each Member and Warrantholder in accordance with Section 2.03), by wire transfer of immediately available funds to the account(s) designated by the Paying Agent;

(c)        the Purchaser shall, as instructed by the Representative, deliver or cause to be delivered to the Company an aggregate amount equal to the Optionholders’ Closing Consideration (for distribution by the Company to each Optionholder of such holder’s portion of the Estimated Closing Cash Proceeds as determined in accordance with Section 2.04(d)), by wire transfer of immediately available funds to the account(s) designated by the Representative;

(d)        the Purchaser shall repay, or cause to be repaid, on behalf of the Company, all amounts necessary to discharge fully the then‑outstanding balance of all Indebtedness identified on the Indebtedness Schedule and set forth in the Payoff Letters by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness in such Payoff Letters;

(e)        the Purchaser shall deliver the Purchase Price Adjustment Escrow Amount to the Escrow Agent for deposit into an escrow account (the “Purchase Price Adjustment Escrow Account”) established pursuant to the terms of the Escrow Agreement;

(f)        the Purchaser shall deliver the Representative Holdback Amount by wire transfer of immediately available funds to the account(s) designated by the Representative;

(g)        the Purchaser shall pay, on behalf of the Company, all Transaction Expenses

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to each Person who is owed a portion thereof as set forth on the Transaction Expenses Schedule and pursuant to the invoices in respect thereof; and

(h)        the Purchaser, the Merger Sub, the Company and the Representative (on behalf of the Members, Optionholders and Warrantholders) shall make such other deliveries as are required by Article IV.

3.03     Calculation of Estimated Closing Cash Proceeds; Closing Cash Proceeds Adjustment.

(a)        At least two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Purchaser:

(i)         a good‑faith estimate of the Closing Cash Proceeds (the “Estimated Closing Cash Proceeds”), including each of the components thereof, based on the Company’s books and records and other information then available, together with the Working Capital Schedule indicating the Company’s calculation of the Closing Working Capital and any difference between Closing Working Capital and Target Working Capital. The Company’s calculation of Closing Working Capital shall be determined, (1) in accordance with (x) the accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) that are specified in the calculation of the Target Working Capital as set forth on the Working Capital Schedule, and (y) to the extent not specifically set forth on the Working Capital Schedule, GAAP (the “Working Capital Methodology”), and (2) without giving effect to the transactions contemplated herein;

(ii)       an updated Per Unit Portion Schedule, which such schedule shall be updated from the Per Unit Portion Schedule delivered on the date of this Agreement to reflect the Estimated Closing Cash Proceeds and the applicable percentages of the Estimated Closing Cash Proceeds to which the Members, Optionholders and Warrantholders are entitled;

(iii)      fully-executed, reasonable and customary payoff letters (the “Payoff Letters”) from the holders of all Indebtedness of the Company or its Subsidiaries (A) providing the wire instructions and amounts for the payment of such Indebtedness, together with interest, premiums, penalties, make-whole payments, breakage costs and other fees and expenses (if any) that are required to be paid by the Company and its Subsidiaries as a result of the payment or repayment on the Closing Date of such Indebtedness (the “Payoff Amounts”) and (B) providing for the release, upon receipt of the Payoff Amount, of all Liens (if applicable) on the properties and assets of the Company and its Subsidiaries securing obligations under such Indebtedness, in each case, subject to the applicable provisions and terms surviving the repayment of such Indebtedness;

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(iv)       a schedule setting forth the Transaction Expenses that remain unpaid as of the Closing (the “Transaction Expense Schedule”), which schedule shall include (A) copies of the final invoices submitted by each Person to whom Transaction Expenses are owed as of the Closing, and (B) the wire transfer instructions and a completed W-9 or W-8, if applicable, for each Person to whom Transaction Expenses are owed as of the Closing; and

(v)        a schedule, certified by a duly authorized officer on behalf of the Company, setting forth, as of immediately prior to the Effective Time: (A) an updated Capitalization Schedule; and (B) calculations of the Members’ Closing Consideration, the Optionholders’ Closing Consideration and the Warrantholders’ Closing Consideration, and each Member’s, Optionholder’s and Warrantholder’s portion of the Estimated Closing Cash Proceeds, Representative Holdback Amount and Purchase Price Adjustment Escrow Funds, which statement the Purchaser and Merger Sub shall be entitled to rely on in making payments pursuant to this Agreement, provided that neither the Purchaser nor Merger Sub shall be responsible for the calculations or the determinations regarding such calculations.

(b)        As promptly as practicable after the Closing, but in no event later than sixty (60) days after the Closing Date, the Purchaser shall prepare and deliver to the Representative a statement (the “Closing Statement”) setting forth the Purchaser’s calculation of the Closing Cash Proceeds, including each of the components thereof, and including a schedule indicating Purchaser’s calculation of the Closing Working Capital and any difference between such amount and the Closing Working Capital set forth on the Working Capital Schedule.

(c)        Purchaser’s calculation of the Closing Working Capital shall be determined, (i) in accordance with the Working Capital Methodology, and (ii) without giving effect to the transactions contemplated herein.

(d)        The post‑Closing purchase price adjustment as set forth in this Section 3.03 is not intended to permit the introduction of different accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) from those set forth in the Working Capital Schedule and used in determining the amount of the Target Working Capital; it being the intent of the parties hereto that the Closing Working Capital be calculated consistently with the Target Working Capital in order to allow a meaningful comparison of the Closing Working Capital to the Target Working Capital.  Notwithstanding anything else in this Agreement to the contrary, (i) to the extent that the Closing Statement corrects an error or an inconsistency, or noncompliance with the accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) that are specified in the Company’s calculation of the Closing Working Capital or the Target Working Capital as set forth on the Working Capital Schedule, then either the Closing Working Capital, as set forth in the Closing Statement, or Target Working

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Capital shall be reduced or increased as a result of such correction of error, inconsistency or noncompliance, as appropriate, to reflect such correction of error, inconsistency or noncompliance and (ii) if the same item would be reflected differently in the Closing Statement than in the calculations of the Target Working Capital set forth on the Working Capital Schedule, the parties hereto will equitably adjust the calculation of either the Closing Working Capital or Target Working Capital so as to result in consistent treatment.

(e)        The Purchaser and its Subsidiaries (including the Surviving Entity) shall (i) permit the Representative and its representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) of the Surviving Entity to the extent that they pertain to or were used in connection with the preparation of the Closing Statement and the Purchaser’s calculation of the Closing Cash Proceeds and provide the Representative with copies thereof (as reasonably requested by the Representative) and (ii) provide the Representative and its representatives reasonable access to the Purchaser’s and its Subsidiaries’ (including the Surviving Entity’s) employees and advisors (including making their chief financial officer(s) and accountants available to respond to reasonable written or oral inquiries of the Representative or its representatives); provided, in each case, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Purchaser or the Surviving Entity.  If the Representative disagrees with any part of the Purchaser’s calculation of the Closing Cash Proceeds as set forth on the Closing Statement, the Representative shall, within sixty (60) days after the Representative’s receipt of the Closing Statement, notify the Purchaser in writing of such disagreement by setting forth the Representative’s calculation of the Closing Cash Proceeds, including each of the components thereof, and describing in reasonable detail the basis for such disagreement (an “Objection Notice”).  If the Representative does not provide an Objection Notice within such sixty (60) day period, the Representative shall be deemed to have accepted in full (on behalf of all Members, Optionholders and Warrantholders) the Purchaser’s calculation of the Closing Cash Proceeds as set forth on the Closing Statement, which shall be final, binding and conclusive on the Purchaser and the Representative (acting on behalf of all Members, Optionholders and Warrantholders) for all purposes hereunder.  If an Objection Notice is delivered to the Purchaser within such sixty (60) day period, then the Purchaser and the Representative shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Cash Proceeds.  In the event that the Purchaser and the Representative are unable to resolve all such disagreements within thirty (30) days after the Purchaser’s receipt of such Objection Notice, the Purchaser and the Representative shall submit such remaining disagreements to a nationally‑recognized valuation or consulting firm as is acceptable to the Purchaser and the Representative (the “Valuation Firm”).

(f)        The Valuation Firm shall make a final and binding determination with respect to the computation of the Closing Cash Proceeds, including each of the components thereof, to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement.  The Purchaser and the Representative shall cooperate with the Valuation Firm during the term of its engagement and shall use commercially reasonable efforts to cause the Valuation Firm to resolve all remaining disagreements with respect to the computation of the Closing Cash Proceeds, including each of the components thereof, as soon as practicable, but in no event later than forty-five (45) days following its engagement.  The Valuation Firm shall consider only those items and amounts in the Purchaser’s and the Representative’s respective

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calculations of the Closing Cash Proceeds, including each of the components thereof, that are identified as being items and amounts to which the Purchaser and the Representative have been unable to agree.  In resolving any disputed item, the Valuation Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The Valuation Firm’s determination of the Closing Cash Proceeds, including each of the components thereof, shall be based solely on written materials submitted by the Purchaser and the Representative (i.e., not on independent review) and on the definitions and methodologies included herein.  The determination of the Valuation Firm shall be conclusive and binding upon the Purchaser and the Representative (acting on behalf of all Members, Optionholders and Warrantholders) and shall not be subject to appeal or further review.

(g)        The costs and expenses of the Valuation Firm in determining the Closing Cash Proceeds, including each of the components thereof, shall be borne by the Purchaser, on the one hand, and the Representative (on behalf of the Members, Optionholders and Warrantholders), on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.  For example, if the Purchaser claims the Closing Cash Proceeds are one thousand dollars ($1,000) less than the amount determined by the Representative, and the Representative contests only five hundred dollars ($500) of the amount claimed by the Purchaser, and if the Valuation Firm ultimately resolves the dispute by awarding the Purchaser three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Valuation Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to the Representative (on behalf of the Members, Optionholders and Warrantholders) and forty percent (40%) (i.e., 200 ÷ 500) to the Purchaser. Prior to the Valuation Firm’s determination of Closing Cash Proceeds, (i) the Purchaser, on the one hand, and the Representative (on behalf of the Members, Optionholders and Warrantholders), on the other hand, shall each pay fifty percent (50%) of any retainer paid to the Valuation Firm and (ii) during the engagement of the Valuation Firm, the Valuation Firm will bill fifty percent (50%) of the total charges to each of the Purchaser, on the one hand, and the Representative (on behalf of the Members, Optionholders and Warrantholders), on the other hand.  In connection with the Valuation Firm’s determination of Closing Cash Proceeds, the Valuation Firm shall also determine, pursuant to the terms of the first and second sentences of this Section 3.03(g), and taking into account all fees and expenses already paid by each of Purchaser, on the one hand, and the Representative (on behalf of the Members, Optionholders and Warrantholders), on the other hand, as of the date of such determination, the allocation of its fees and expenses between the Purchaser and the Representative (on behalf of the Members, Optionholders and Warrantholders), which such determination shall be conclusive and binding upon the Purchaser and the Representative (acting on behalf of all Members, Optionholders and Warrantholders).

(h)        Within two (2) Business Days after the Closing Cash Proceeds, including each of the components thereof, is finally determined pursuant to this Section 3.03:

(i)         if the Closing Cash Proceeds as finally determined pursuant to this Section 3.03 are less than the Estimated Closing Cash Proceeds, then the Purchaser and the Representative shall cause the Escrow Agent to:  (A) pay to the Purchaser from the Purchase Price Adjustment Escrow Funds an amount (which in no case shall exceed the amount of the Purchase Price Adjustment Escrow Funds) (the

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“Purchaser Adjustment Amount”) equal to such deficiency, and (B) pay to the Representative or to the Paying Agent at the Representative’s direction (on behalf of the Members, Optionholders and Warrantholders) the amount (if any) by which the amount of the Purchase Price Adjustment Escrow Funds is greater than the Purchaser Adjustment Amount; and

(ii)       if the Closing Cash Proceeds as finally determined pursuant to this Section 3.03 are greater than the Estimated Closing Cash Proceeds (the amount of such deficiency, the “Seller Adjustment Amount”), then (A) the Purchaser shall, or shall cause the Surviving Entity or one or more of its Subsidiaries to, pay to the Representative or the Paying Agent at the Representative’s direction (on behalf of the Members, Optionholders and Warrantholders) the Seller Adjustment Amount, and (B) the Purchaser and the Representative shall cause the Escrow Agent to pay to the Representative or the Paying Agent at the Representative’s direction (on behalf of the Members, Optionholders and Warrantholders) all of the Purchase Price Adjustment Escrow Funds.

(iii)      Notwithstanding the foregoing, any amounts payable to Representative (on behalf of the Members, Optionholders and Warrantholders) in respect of this Section 3.03(h) shall be reduced by the respective amount owed to LVP under the Lightspeed Purchase Agreement.

All payments to be made pursuant to this Section 3.03(h) shall (x) be treated by all parties for Tax purposes as adjustments to the Enterprise Value and (y) be made by wire transfer of immediately available funds to the account(s) designated by the Purchaser or the Representative, as applicable.  The payments described in Section 3.03(h)(i) shall be the sole and exclusive remedy of the Purchaser for any and all claims arising under this Agreement with respect to this Section 3.03.

ARTICLE IV

CONDITIONS TO CLOSING

4.01     Conditions to the Purchaser’s and the Merger Sub’s Obligations.  The obligations of the Purchaser and the Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver in writing, of the following conditions immediately prior to the Effective Time:

(a)        (i) the Fundamental Representations shall have been true and correct as of the date of this Agreement and as of the Closing Date, and (ii) the other representations and warranties set forth in Article V shall have been true and correct as of the date of this Agreement and as of the Closing Date, except (A) with respect to clause (ii), to the extent that the failure of such representations and warranties to be true and correct does not constitute a Material Adverse Change, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct as of such earlier date except, with respect to clause (ii), to the extent that the failure of such representations and warranties to have been true and

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correct as of such earlier date did not constitute a Material Adverse Change);

(b)        the Company shall have performed and complied with, in all material respects, all of the conditions, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c)        all consents, authorizations, and approvals set forth on the Required Consents Schedule shall have been obtained and executed copies thereof shall have been delivered to the Purchaser at or prior to the Closing;

(d)        from the date of this Agreement, there shall not have occurred any Material Adverse Change;

(e)        the Company shall have delivered to the Purchaser a certificate signed by an officer of the Company in form and substance reasonably satisfactory to the Purchaser and the Representative dated as of the Closing Date, certifying that the conditions specified in Sections 4.01(a),  4.01(b) and 4.01(d) have been satisfied;

(f)        the Company shall have delivered to the Purchaser a certificate signed by an officer of the Company in form and substance reasonably satisfactory to the Purchaser certifying that (i) attached thereto are true and complete copies of (A) all resolutions adopted by the board of managers by the Company authorizing the execution, delivery and performance of this Agreement and the other agreements, documents or instruments contemplated hereby and thereby, and (B) resolutions of the Members approving the Merger and adopting this Agreement as set forth in the Member Approval, and (ii) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(g)        the Company shall have delivered to the Purchaser (i) a statement in accordance with Treasury Regulations §1.1445-11T(d)(2) certifying that the Units are not described in Treasury Regulations §1.1445-11T(d)(1), and (ii) a certificate from Orbis Education Co II, LLC stating that such Subsidiary is not and has not been a United States real property holding corporation, and in the form and substance required under Treasury Regulation §1.897‑2(h);

(h)        the Escrow Agreement shall have been executed by the Escrow Agent and the Representative and shall have been delivered to the Purchaser;

(i)         LVP shall have delivered to the Purchaser (A) the Lightspeed Purchase Agreement, duly executed by LVP, and (B) certificates evidencing the LVP Shares (or an affidavit of loss and indemnity with respect to such certificates), properly endorsed by LVP to the Purchaser, accompanied by such documents as may be necessary to transfer ownership of the LVP Shares into the name of the Purchaser on the books of Lightspeed;

(j)         the Company shall have delivered to the Purchaser a complete copy of the Data Room on CD-ROM, DVD-ROM, USB drive, or other electronic storage device;

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(k)        the Company shall have delivered the items identified in, and by the time required under, Section 3.03(a);

(l)         Purchaser shall have replaced the Letter of Credit or, if such Letter of Credit has not been replaced at least five (5) Business Days prior to the Closing Date, the Company shall cancel the Letter of Credit and provide cash collateral in lieu thereof; and

(m)       the Company, the Members, the Optionholders and the Warrantholders shall have taken any and all action necessary in order to cause the cancellation of the Options and Warrants as contemplated by Section 2.04 and Section 2.05.

4.02     Conditions to the Company’s Obligations.  The obligation of the Company and the Representative (on behalf of the Members, Optionholders and Warrantholders) to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions immediately prior to the Effective Time:

(a)        the representations and warranties set forth in Article VI shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date;

(b)        the Purchaser and the Merger Sub shall have performed and complied with, in all material respects all of the conditions, covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c)        the Purchaser shall have delivered to the Company and the Representative (on behalf of the Members, Optionholders and Warrantholders) a certificate signed by an officer of the Purchaser in form and substance satisfactory to the Purchaser and the Representative dated as of the Closing Date, certifying that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied;

(d)        the Purchaser shall have delivered to the Company the Lightspeed Purchase Agreement, duly executed by the Purchaser; and

(e)        the Escrow Agreement shall have been executed by the Escrow Agent and the Purchaser and shall have been delivered to the Company and the Representative (on behalf of the Members, Optionholders and Warrantholders).

4.03     Conditions to All Parties’ Obligations.  The obligation of each of the Company, the Representative (on behalf of the Members, Optionholders and Warrantholders), the Purchaser and the Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of immediately prior to the Effective Time:

(a)        the applicable waiting periods under the HSR Act or any Other Antitrust Regulation shall have expired or been terminated, and all other material governmental filings, consents, authorizations and approvals that are required for the consummation of the transactions contemplated hereby, as set forth on the Governmental Consents Schedule, shall have been made and obtained;

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(b)        no Law, injunction, order, judgment, decision, determination, decree or ruling shall have been issued, promulgated, enacted or enforced by any Governmental Body restraining, enjoining or otherwise prohibiting the performance of this Agreement or the consummation of any of the transactions contemplated hereby, and no action or proceeding before any Governmental Body shall be pending wherein an unfavorable order, judgment, decision, determination, decree or ruling would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and

(c)        this Agreement shall not have been terminated in accordance with Section 9.01.

4.04     Frustration of Closing Conditions.  No party hereto may rely on the failure of any condition set forth in Section 4.01,  4.02 or 4.03, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that the statements in this Article V are true and correct as of the date of this Agreement, except as set forth in the schedules accompanying this Article V (each, a “Schedule” and, collectively, the “Disclosure Schedules”).  The Disclosure Schedules have been arranged for purposes of convenience in separate sections corresponding to the sections of this Article V; however, information disclosed on one section of the Disclosure Schedules shall be deemed to be disclosed on another section of the Disclosure Schedules or be deemed to be an exception to another representation and warranty in this Article V, in each case, if the relevance of such information to such other section of the Disclosure Schedules or such other representation and warranty is reasonably apparent on its face.  Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

5.01     Organization and Limited Liability Company Power.  The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and the Company has all requisite limited liability company power and authority to own and operate its properties and to carry on its businesses as they have been and now are conducted.  The Company is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not constitute a Material Adverse Change.

5.02     Subsidiaries.  Except as set forth on the Subsidiary Schedule, the Company does not own or hold the right to acquire any Equity Interest in any other Person.  Except as set forth on the Subsidiary Schedule, the Company owns, directly or indirectly, of record and beneficially, all Equity Interests in each of its Subsidiaries, free and clear of all Liens (other than Permitted Liens, Liens arising under applicable securities Laws and Liens that will be terminated at or prior to the Closing), and all such Equity Interests are validly issued, fully paid and non‑assessable (to

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the extent such concept is applicable to such equity interests).  Each of the Company’s Subsidiaries is duly formed or organized, validly existing and in good standing (or its equivalent, if applicable) under the applicable Laws of its jurisdiction of formation or organization, and each of the Company’s Subsidiaries has all requisite power and authority to own and operate its properties and to carry on its businesses as they have been and now are conducted.  Each of the Company’s Subsidiaries is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not constitute a Material Adverse Change.

5.03     Authorization; No Breach.

(a)        The Company has full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the transactions contemplated by this Agreement (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite limited liability company action, and no other limited liability company proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Company, and assuming that this Agreement and each of the Company Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

(b)        Except for the requirements of the HSR Act, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and the requirements set forth on the Governmental Consents Schedule and the Authorization Schedule, the execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby, or compliance by the Company or its Subsidiaries with any of the provisions hereof or thereof, do not and will not conflict with, result in any breach of, require any consent or notice under, constitute a default under (with or without notice or lapse of time or both), result in a violation of, result in the creation of any Lien (other any Permitted Lien) upon any properties or assets of the Company or any of its Subsidiaries under, give rise to any right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or give rise to any obligation of the Company or any of its Subsidiaries to make any payment under, any provision of (i) the Company’s or any of its Subsidiaries’ certificates of formation, articles of incorporation, limited liability company agreements, by‑laws or other organizational documents, (ii) any Contract set forth on the Contracts Schedule to which the Company or any of its Subsidiaries is a party, (iii) any outstanding

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judgment, order or decree applicable to the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries, or (iv) any applicable Law to which the Company or any of its Subsidiaries is subject.

5.04     Equity Interests.

(a)        The Company’s authorized and outstanding Equity Interests are as set forth on the attached Capitalization Schedule.  All of the outstanding Equity Interests have been, or upon issuance will be, validly issued and are fully paid and non‑assessable.  Except as set forth on the Capitalization Schedule, there are no outstanding options, warrants, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any Equity Interests of the Company, or contracts, commitments, understandings or arrangements, by which the Company is or may become bound to issue additional Equity Interests.  The Capitalization Schedule sets forth (i) the name of each Person that is the registered holder of any Equity Interests and the number of Equity Interests owned by such Person, and (ii) a list of all holders of outstanding Options and Warrants, including the number of Equity Interests subject to each such Option and Warrant and the extent to which such Option or Warrant is vested and exercisable.

(b)        Each Option was granted in compliance with all applicable Laws and all of the terms and conditions of the stock option plan pursuant to which it was issued. Each Option was granted with an exercise price per unit equal to or greater than the fair market value of the underlying units on the date of grant and has a grant date identical to the date on which the board of managers of the Company or compensation committee actually awarded the Option. Each Option  and Warrant qualifies for the tax and accounting treatment afforded to such Option or Warrant in the Company’s Tax Returns and the Company’s financial statements, respectively, and does not trigger any liability for the Optionholder or Warrantholder under Section 409A of the Code. The Company has heretofore provided or made available to Purchaser true and complete copies of the standard form of option agreement and any unit option agreements that differ from such standard form.

(c)        Except as set forth on the Capitalization Schedule, there are no securities or rights of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to redeem or otherwise acquire, accelerate the vesting of, change the price of, otherwise amend or make any payments with respect to any Equity Interests of the Company or any of its Subsidiaries.  Except as set forth on the Capitalization Schedule, neither the Company nor any of its Subsidiaries have outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Members of the Company or any of its Subsidiaries on any matter.  Except as set forth on the Capitalization Schedule, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other Equity Interests of the Company or any of its Subsidiaries.

5.05     Financial Statements.  Attached to the Financial Statements Schedule are: (a) the Company’s unaudited consolidated balance sheet as of September 30, 2018 (the “Interim Balance

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Sheet”) and the related statements of income and cash flows for the nine (9) month period then ended, and (b) the Company’s audited consolidated balance sheets and statements of income and cash flows (the “Audited Financial Statements” and, collectively with the Interim Balance Sheet, the “Financial Statements”) for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017 (the “Balance Sheet Date”). The Financial Statements have been based upon the information contained in the Company’s and its Subsidiaries’ books and records, have been prepared in conformity with GAAP, and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures, (ii) changes resulting from normal year‑end adjustments, and (iii) such other exceptions to GAAP as are set forth on the Financial Statement Schedule.  The Company maintains a standard system of accounting established and administered in accordance with GAAP.

5.06     Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are reflected or reserved against in the Financial Statements as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material to the Company or its Subsidiaries.  The Company and its Subsidiaries have no Indebtedness except Indebtedness listed and described on the Indebtedness Schedule.

5.07     No Material Adverse Change; Absence of Certain Developments.  Since the Balance Sheet Date, (a) there has not been any event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Change; or (b) except as set forth on the Developments Schedule and except as expressly contemplated by this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would have been prohibited by Section 7.01(b) if it had been taken after the date hereof and prior to the Closing Date.

5.08     Title to Properties.

(a)        The Company and its Subsidiaries own good and marketable title to, or hold a valid leasehold interest in, all real property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, in each case free and clear of all Liens, except for Permitted Liens and Liens that will be terminated at or prior to the Closing.  The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs, subject to normal wear and tear, ongoing routine repairs or refurbishments in the ordinary course, obsolescence in the ordinary course and repairs that are not material in nature or cost.

(b)        The Leased Real Property Schedule contains a list of: (i) all real property leased by the Company or any of its Subsidiaries (the “Leased Real Property”); (ii) the landlord

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under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property.  The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. The Company has delivered to Purchaser a true and complete copy of the underlying lease with respect to each parcel of Leased Real Property (each, a “Lease”).  Except as set forth on the Leased Real Property Schedule, with respect to each of the Leases: (i)  either the Company or one (1) of its Subsidiaries has a valid and enforceable leasehold interest in each parcel or tract of Leased Real Property (subject to proper authorization and execution by the other party thereto and subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity); (ii) neither the Company nor any of its Subsidiaries has received written notice of any existing defaults thereunder by the Company or its Subsidiaries (as applicable) nor, to the Company’s knowledge, are there any existing defaults by the lessor thereof; and (iii) no event has occurred which (with notice, lapse of time or both) would constitute a breach or default thereunder by the Company or its Subsidiaries (as applicable) or, to the Company’s knowledge, any other party thereto.

(c)        Neither the Company nor any of its Subsidiaries owns any real property.

5.09     Tax Matters.  Except as set forth on the Taxes Schedule:

(a)        the Company and its Subsidiaries have timely filed all Income Tax Returns and all other material Tax Returns which are required to be filed by them (taking into account all applicable valid extensions of time to file properly obtained), and all such Tax Returns were correct and complete in all material respects,

(b)        all Taxes due and owing by the Company and its Subsidiaries have been fully paid (whether or not such Taxes are shown on a Tax Return), and there are no Liens with respect to Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens;

(c)        all Taxes which the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor, Member or third‑party and remit to any Tax Authority have been withheld and timely remitted;

(d)        no claim has ever been made by any Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction, and neither the Company nor any of its Subsidiaries has, or has had, a permanent establishment (within the meaning of any applicable Tax treaty) or an office or fixed place of business in a country outside of its country of formation;

(e)        no deficiency or proposed adjustment which has not been paid or resolved for any material amount of Tax has been asserted or assessed by any Tax Authority against the Company;

(f)        neither the Company nor any of its Subsidiaries has waived any statute of

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limitations with respect to any Taxes or consented to extend the time in which any Tax  may be assessed or collected by any Tax Authority, which waiver or extension is still in effect;

(g)        there are no ongoing or pending Tax audits by any Tax Authority of any Taxes or Tax Returns of the Company or any of its Subsidiaries, no administrative or judicial Tax proceedings  are being conducted or are pending with respect to the Company or any of its Subsidiaries and there is no power of attorney given or binding upon the Company or any of its Subsidiaries with respect to Taxes;

(h)        neither the Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under any Tax Sharing Agreement;

(i)         neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group the common the Purchaser of which was the Company or one of its Subsidiaries), and neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person under Treasury Regulations §1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Law), as a transferee or successor, by agreement, pursuant to any Law or otherwise;

(j)         neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate (but excluding any agreement, contract, arrangement or plan entered into after the date hereof or entered into or negotiated by the Purchaser, the Merger Sub or any of their respective Affiliates), in the payment of any “excess parachute payment” within the meaning of  Code § 280G (or any corresponding provision of state, local or foreign Income Tax Law);

(k)        neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) use of an improper method of accounting or a change in method of accounting for a taxable period (or portion of any Straddle Period) ending on or prior to the Closing Date, (ii) ”closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non‑U.S. Income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non‑U.S. Income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, (vi) election under Code §108(i), (vii) debt instrument that was acquired with “original issue discount” as defined in Code §1273(a) or is subject to the rules set forth in Code §1276, (viii) application of Code §951, 951A or 965 to any interest held in a “deferred foreign income corporation” or in a “controlled foreign corporation” (as respectively defined in code §§965 and 957) with respect to income earned or recognized or payments received on or prior to the Closing Date, or (ix) ownership of “United States property” (as defined in Code §956) by any “controlled foreign corporation” (as defined in Code §957) on or prior to the Closing Date;

(l)         neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361;

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(m)       neither the Company nor any of its Subsidiaries is or has been a party to (i) any “listed transaction,” as defined in Code §6707A(c)(2) and Treasury Regulations §1.6011‑4(b)(2), (ii) a “transaction of interest,” within the meaning of Treasury Regulations §1.6011-4(b)(6), or (C) any transaction that is “substantially similar” (within the meaning of Treasury Regulations §1.6011-4(c)(4)) to a “listed transaction” or “transaction of interest;

(n)        neither the Company nor any of its Subsidiaries has made an election pursuant to Treasury Regulation §301.9100-22(a) (or any successor provision or any comparable provision of state Law);

(o)        The Company has made available to the Purchaser (a) true, correct and complete copies of all Income Tax Returns and all material other Tax Returns filed by the Company and any of its Subsidiaries for a taxable period ending on or after December 31, 2015, (b) each IRS Form 8832 (Entity Classification Election) filed by or on behalf of any of the Company or its Subsidiaries within the sixty (60) month period ending on the Closing Date, and (c) all examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries after December 31, 2015;

(p)        The Company and its Subsidiaries have complied in all material respects with Laws with regard to escheat and unclaimed property laws; and

(q)        At all times since their formation, (i) the Company has been properly classified as a “partnership” for U.S. federal Income Tax purposes, (ii) Orbis Education Co II, LLC has been properly classified as a “C corporation” for U.S. federal Income Tax purposes, and (iii) Orbis Education Management Company, LLC has been properly classified as a “partnership” for U.S. federal Income Tax purposes.  The Company does not have any Subsidiaries other than Orbis Education Co II, LLC and Orbis Education Management Company, LLC.

5.10     Contracts and Commitments.

(a)        Except as set forth on the Contracts Schedule, neither the Company nor any of its Subsidiaries is a party to any:  (i) collective bargaining agreement or agreement with any union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as set forth in Section 5.14 or the Disclosure Schedules relating thereto; (iii) stock purchase, stock option or similar plan; (iv) contract for the employment of any officer, individual employee or other person on a full‑time or consulting basis which is not cancellable without material penalty or without more than ninety (90) days’ notice; (v) agreement or indenture relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the assets of the Company or any of its Subsidiaries; (vi) guaranty of any Indebtedness or other material guaranty; (vii) lease or agreement under which it is lessee of personal property, or holds or operates any personal property owned by any other party, for which the annual rental exceeds one hundred fifty thousand dollars ($150,000); (viii) lease or Contract under which it is lessor of or permits any third‑party to hold or operate any property, real or personal, for which the annual rental exceeds one hundred fifty thousand dollars ($150,000); (ix) other than purchase orders entered into in the ordinary course of business, contract or group of related contracts with any supplier required to be listed on the Customers and Suppliers Schedule; (x) other than purchase orders entered into in the ordinary course of business, contract

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or group of related contracts with any customer required to be listed on the Customers and Suppliers Schedule; (xi) Contract which prohibits the Company or any of its Subsidiaries from freely engaging in business in any geographic area; (xii) contracts relating to the granting of any licenses or other rights (including any covenant not to sue or assert or other immunity from suit, any right of first refusal, and any right of first negotiation) with respect to any Intellectual Property (a) by the Company or any of its Subsidiaries to a third‑party, or (b) by a third‑party to the Company or any of its Subsidiaries, and, the case of (b), involving consideration in excess of one hundred fifty thousand dollars ($150,000) per annum; (xiii) all other agreements affecting the Company’s or any of its Subsidiaries’ ability to use or disclose any Intellectual Property, in each case, other than (A) non-exclusive licenses for commercially available, off‑the‑shelf software used by the Company or any of its Subsidiaries, and (B) customary non-disclosure agreements entered into by the Company for the disclosure or receipt of confidential information in the ordinary course of business; and (xiv) contracts relating to the acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or line of business entered into during the past three (3) years or the future acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or line of business; (xv) contract involving aggregate consideration in excess of one hundred fifty thousand dollars ($150,000) and which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice; (xvi) contract with any Governmental Body, (xvii) contract that provides for any joint venture, partnership or similar agreement by the Company; (xviii) contract that is not previously disclosed pursuant to this Section 5.10(a) that provides for the indemnification by the Company of any Person or assumption of any Tax or environmental Liability of any Person; or (xix) any other contract that is material to the Company and not previously disclosed pursuant to this Section 5.10(a).

(b)        Each of the contracts listed or required to be listed on the Contracts Schedule is in full force and effect, and is the legal, valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto, and, to the knowledge of the Company, of the other parties thereto enforceable against each of them in accordance with its terms.  Except as set forth on the Contracts Schedule, neither the Company nor any Subsidiary of the Company (as applicable) is in default under any contract listed on the Contracts Schedule, and, to the knowledge of the Company, the other party to each of the contracts listed on the Contracts Schedule is not in default thereunder.  Except as set forth on the Contracts Schedule, no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default on the part of the Company, or any Subsidiary of the Company or, to the knowledge of the Company, any other party under any contract listed on the Contracts Schedule.  To the knowledge of the Company, (i) no party to any contract listed on the Contracts Schedule has exercised, or expressed in writing delivered to the Company or its Subsidiaries that it will exercise, any termination or amendment rights with respect thereto, and (ii) no party has given written notice of any dispute with respect to any contract listed on the Contracts Schedule.  The Company has made available to the Purchaser true and correct copies of each contract listed on the Contracts Schedule, together with all amendments, modifications or supplements thereto and waivers thereunder.

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5.11     Intellectual Property.

(a)        Definitions.

“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” means Intellectual Property owned by any Person other than Company or its Subsidiaries that (i) is licensed to Company or its Subsidiaries, or (ii) for which Company or any of its Subsidiaries has received from such Person a covenant not to sue or assert or other immunity from suit.

“Company Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries or that is purported by the Company to be owned by the Company or any of its Subsidiaries.

“Systems” means all software, computer hardware (whether general or special purpose), servers, networks, platforms, peripherals, and other similar or related items of automated, computerized and/or software systems and any other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) used by the Company and its Subsidiaries in connection with the conduct of their business, including any such items provided by any Person that are used by or relied on by the Company or any of its Subsidiaries in connection with the operation or conduct of their business.

(b)        Registered Intellectual Property.  All (i) registered Trademarks and Internet domain names and applications to register Trademarks and Internet domain names, (ii) Patents and Patent applications, (iii) registered Copyrights and applications to register Copyrights and (iv) other registrations or applications for the registration of Intellectual Property, in all cases included in the Company Owned Intellectual Property are set forth on the Intellectual Property Schedule (collectively, the “Company Registered Intellectual Property”).  The Intellectual Property Schedule also sets forth material unregistered and common law trademarks and service marks used by the Company or any Company Subsidiary in the conduct of their business and, for each item of Company Registered Intellectual Property, as applicable, the title, application number, filing date, issuance or grant date, jurisdiction, and registration number.  Each item of Company Registered Intellectual Property is subsisting and in good standing.  Each item of Company Registered Intellectual Property that has been issued, registered or granted is valid and enforceable.  No item of Company Registered Intellectual Property has lapsed, expired, or been abandoned, revoked, cancelled or finally rejected.  With respect to the Trademarks included in the Company Registered Intellectual Property, Company and its Subsidiaries have taken reasonable and customary measures and precautions necessary to protect and maintain such Trademarks and the full value of all goodwill associated with such Trademarks.  The Company, its Subsidiaries and its/their agents and counsel have not misrepresented, or failed to disclose, any facts or information in any application for any Company Registered Intellectual Property that would constitute Fraud, a misrepresentation or other inequitable conduct with respect to such application or that would otherwise affect the enforceability of any Company Registered Intellectual Property.  With respect to each item of Company Registered Intellectual Property, neither the Company nor any of its Subsidiaries has received notice of any inventorship challenge, opposition, cancellation, inter partes reviews, derivative proceeding, re-examination (including supplemental re-examination), post-grant review, interference, invalidity, unenforceability, or other action or proceeding before any Governmental Body.  With respect to each item of Company Registered Intellectual Property,

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all necessary filing, examination, registration, maintenance, renewal and other fees and taxes due on or prior to the Closing Date have been timely paid in full, and all necessary documents (including responses to office actions and other correspondence from a Governmental Body) and certificates have been timely filed with all relevant Governmental Bodies for the purposes of maintaining such Intellectual Property, in each case in accordance with applicable Law and to avoid loss or abandonment thereof.  With respect to Company Registered Intellectual Property, all foreign filing licenses have been properly and timely applied for and obtained from the relevant Governmental Body in accordance with applicable Law.  The records shown in each Governmental Body with respect to all Company Registered Intellectual Property are current and accurate (including records regarding the change of ownership and assignments) and, such records show the Company as the record owner and assignee of each item of Company Registered Intellectual Property.  The Intellectual Property Schedule contains a complete and accurate list of all actions known to the Company as of the Closing Date that must be taken within ninety (90) days after the Closing Date with respect to any of the Company Registered Intellectual Property, including the payment of any filing, examination, registration, maintenance, renewal and other fees and taxes or the filing of any documents, applications, or certificates for the purposes of maintaining, perfecting, preserving or renewing such Intellectual Property and to avoid loss or abandonment thereof, in each case in accordance with applicable Law.  No Patents in the Company Owned Intellectual Property are subject to any “License on Transfer” (aka “LOT”), network, or commitment pursuant to which such Patents may not be enforced once the Patents are sold or assigned to any other Person.

(c)        Trade Secret Protection.  The Company and its Subsidiaries have taken reasonable measures and precautions to protect and maintain the confidentiality and value of all Trade Secrets included in the Company Intellectual Property.  Neither the Company nor any of its Subsidiaries has disclosed any Trade Secrets in which Company or its Subsidiaries has (or purports to have) any right, title or interest (or any tangible embodiment thereof) to any Person without having such Person execute a valid, binding, enforceable written agreement regarding the non-disclosure and limitations on use thereof.  All use, disclosure or appropriation of any Trade Secret not owned by the Company or a Company Subsidiary has been pursuant to the terms of a valid, binding, enforceable written agreement between Company or Company Subsidiary and the owner of such Trade Secret, or is otherwise lawful.  Neither Company nor any Company Subsidiary has received any written notice from any Person that there has been an unauthorized use or disclosure of any Trade Secrets included in the Company Intellectual Property.

(d)        Ownership.  The Company is the sole and exclusive owner of and has good, valid and marketable title to, free and clear of all Liens (other than Permitted Liens), all Company Owned Intellectual Property.  The Company has the sole and exclusive right to bring a claim or suit against any other Person for past, present or future infringement of Company Owned Intellectual Property.  Neither the Company nor any of its Subsidiaries has (i) granted any exclusive license to any Person with respect to any Intellectual Property, (ii) transferred or assigned ownership of any Intellectual Property to any Person other than assignments of Intellectual Property to university customers in the ordinary course of business, or (iii) permitted the rights in any material Company Intellectual Property to enter into the public domain.  Each of the inventors identified on each of the Patents included in the Company Registered Intellectual Property was an employee of the Company or a Subsidiary of the Company at the time of the conception of the

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inventions claimed in such Patents.  Neither the Company nor any of its Subsidiaries jointly owns any right, title or interest with any other Person of any Intellectual Property.  No current or former founder, officer, manager, director, stockholder, member, employee, consultant or independent contractor of the Company or of any of its Subsidiaries has any right, title or interest into, to or under any Company Intellectual Property that has not been either (a) irrevocably assigned or transferred to the Company or a Company Subsidiary or (b) licensed (with the right to grant sublicenses) to the Company under an exclusive, irrevocable, worldwide, royalty free, fully paid and assignable license.

(e)        No Challenges.  No Person has challenged or to the Company’s knowledge, threatened to challenge and no Person has asserted or to the Company’s knowledge, threatened a claim or made a demand, nor is there any pending proceeding or to the Company’s knowledge, threatened, which would materially affect (a) the Company’s and its Subsidiaries’ ownership or license right, title or interest in, to or under the Company Intellectual Property or (b) any contract, license or other arrangement under which Company or any of its Subsidiaries claims any license, right, title or interest under the Company Intellectual Property or restricts the use, manufacture, transfer, sale, delivery or licensing of any Company Intellectual Property or Company Services.  Neither the Company not any of its Subsidiaries has received any notice regarding any such challenge, claim, demand or proceeding.  Neither the Company nor any of its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Company Intellectual Property, the use, provision, sale, or licensing of any Company Services.

(f)        Sufficiency.  The Company and its Subsidiaries own or have valid, legally enforceable right to use, license, practice and otherwise exploit all Company Licensed Intellectual Property and all other Intellectual Property used by the Company and its Subsidiaries.  The Company Intellectual Property constitutes all of the Intellectual Property used or currently proposed to be used in connection with the conduct of the business of the Company and its Subsidiaries, including with respect to all Company Services.

(g)        No In-Licenses for Learning Objects.  Neither the Company nor any of its Subsidiaries has licensed or received any other rights under any Intellectual Property from any Person with respect to any Learning Object(s) used by the Company or any of its Subsidiaries.

(h)        No Indemnity.  Neither the Company nor any of its Subsidiaries has any obligation to defend, indemnify or hold harmless any Person against any charge of infringement, misappropriation, violation or similar claims with respect to any Intellectual Property.  No customer or other Person has requested that the Company or any Subsidiary defend or indemnify the customer or such Person from a third party claim, suit or action related to an allegation that a Company Service infringes, violates or misappropriate a third party’s Intellectual Property.

(i)         No Infringement by Other Persons.  To the Company’s knowledge, no Company Owned Intellectual Property is being or has been infringed, misappropriated or violated by any Person.  Neither the Company nor any of its Subsidiaries has notified any Person (including any demand letter, unsolicited offer to license or any cease and desist letter) or made any assertions to any Person that such Person is infringing, misappropriating or violating any Company Owned Intellectual Property.

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(j)         No Infringement by the Company.  The conduct of the business of the Company and its Subsidiaries, including the using, offering, selling, providing and licensing any Company Services, has not and does not violate, infringe, misappropriate, dilute or otherwise constitute unlawful use of Intellectual Property of any Person.  No Person has asserted or to the Company’s knowledge, threatened a claim, nor has the Company received any written notification that the business of the Company or its Subsidiaries violates, infringes, misappropriates, or dilutes any Person’s Intellectual Property.  No Person has sent to the Company or any of its Subsidiaries a cease and desist letter related to the use of any Person’s Intellectual Property.  No Person has notified the Company or any Company Subsidiary that it requires a license to any Person’s Intellectual Property.  Neither the Company nor any of its Subsidiaries has received any unsolicited written offer to license (or any other notice of) any Person’s Intellectual Property.  Neither the Company nor its Subsidiaries has conducted their business using deceptive, misleading or unfair business or trade practices.

(k)        Employee and Contractor Agreements.  All current and former employees, consultants and independent contractors of the Company and its Subsidiaries involved in, or who have contributed in any manner to, the creation or development of any Company Owned Intellectual Property or Company Services have executed and delivered to the Company a valid, binding, enforceable written agreement regarding the protection of proprietary information. Those current and former employees, consultants and independent contractors of the Company and its Subsidiaries who have created or contributed to the development of material Company Owned Intellectual Property, (i) are employees of the Company and its Subsidiaries working in the scope of their employments with the Company and its Subsidiaries and therefore, the Intellectual Property created or developed by such employees is owned by the Company or its Subsidiaries; or (ii) have executed and delivered valid written agreements that include (A) an irrevocable, present assignment to the Company or one of its Subsidiaries of all right, title and interest in the Intellectual Property, or (B) an agreement that the Intellectual Property is a work for hire pursuant the Copyright Act and therefore is owned by the Company or one of its Subsidiaries. Where any such assignment is not permitted under applicable Law, the applicable employees and contractors have granted to the Company or the applicable Company Subsidiary an irrevocable, exclusive, worldwide, royalty-free, fully paid, transferrable and sublicensable licenses or usage rights, each, to the extent permitted by applicable Law, such non-assignable Intellectual Property.  Each such agreement is substantially identical to the forms of invention assignment, employment, independent contractor, consulting services and/or other written agreements, as applicable, previously delivered by the Company to Purchaser.

(l)         No Government Funding.  No funding, facilities, resources or personnel of any Governmental Body or any university, college, other educational institution, multi-national, bi-national or international organization or research center was used in connection with the development or creation, in whole or in part, any Company Owned Intellectual Property or Company Services such that any such Governmental Body or any university, college, other educational institution, multi-national, bi-national or international organization or research center has any right, license, ownership interest or title, contingent or otherwise, with respect to any Company Owned Intellectual Property.

(m)       Company Services.  With respect to all services and products made

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commercially available, marketed, distributed, provided, sold, or licensed by or on behalf of Company or any Company Subsidiary, or which the Company or any Subsidiary intends to make commercially available, market, distribute, provided, sell, or license and all hardware, software, networks, systems and other technology used in the provision or delivery of services by or on behalf of the Company or any Subsidiary to any other Person (collectively, such services, products and technology, the “Company Services”), (i) each Company Service conforms and complies with the terms and requirements of all applicable warranties, the contract related to such Company Services, and with all applicable Laws, (ii) no customer or other Person has asserted or threatened to assert any claim against the Company or any Company Subsidiary (a) under or based upon any contractual obligation or warranty provided by or on behalf of the Company or any Company Subsidiary, or (b) under or based upon any other warranty relating to any Company Service; and (iii) the Company has disclosed in writing to the Purchaser all information relating to any problem or issue with respect to any Company Service that adversely affects, or may reasonably be expected to adversely affect, the value, functionality or fitness for the intended purpose of such Company Service.

(n)        Company Software.  With respect to any software, firmware, other computer programs or code, libraries, or database included in the Company Owned Intellectual Property (collectively, the “Company Software”), neither the Company nor any of its Subsidiaries has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any source code with respect to any Company Software, except for disclosures to employees, independent contractors or consultants performing services for the Company and then only under valid, binding, enforceable written agreements that prohibit further disclosure thereof and prohibit use thereof except for the sole purpose of performing of services for the Company.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any source code for any Company Software.  No Company Service or Company Software and to the knowledge of the Company no software or technology licensed to the Company or any Subsidiary, contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “malware,” “malicious code,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data (“Viruses”).  The Company and its Subsidiaries have taken reasonable steps necessary to prevent the introduction of Viruses into any Company Service, Company Software or any software or technology licensed to the Company or its Subsidiaries.

(o)        Open Source.  Except as set forth on the Intellectual Property Schedule, none of the Company Software is Open Source Software and none of the Company Software includes, integrates, links to, was derived from, or uses any Open Source Software.  “Open Source Software” means all software or other material that is distributed as “free software,” “open source software”, “copyleft software”, or under a similar licensing or distribution terms, including any software licensed or made available under (i) the GNU General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including PERL); (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL); (vii) the Apache License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkeley

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Software Distribution (BSD); (xi) the Mozilla Public License (MPL), (xii) the Microsoft Limited Public License, (xiii) MongoDB, Inc.’s Server Side Public License, or (xiv) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the site www.opensource.org.  With respect to any disclosure set forth on the Intellectual Property Schedule, the disclosure is a complete and accurate statement of the following: (A) each item of Company Software by name and version number that is Open Source Software or that is derived from in any manner (in whole or in part) or that links to, includes, forms any part of, relies on, is distributed with, incorporates or contains any Open Source Software;  (B) a description of each such Open Source Software and the Company Software; (C) the license applicable to the Open Source Software or a reference to where the license may be found (e.g., a link to a site that has the applicable license); (D) whether such Open Source Software has been distributed by the Company or any of its Subsidiaries or only used internally by the Company and its Subsidiaries; (E) whether the Company or any of its Subsidiaries has modified any such Open Source Software; and (F) a complete and accurate statement of how the Open Source Software is linked to or with or used within the Company Software (e.g., dynamically, statically, etc.) and with what portion of the Company Software the Open Source Software is linked or used.

(p)        No Limits on Purchaser’s Rights.  The execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby, the consummation of the transactions contemplated by this Agreement or such ancillary agreements and the satisfaction of any set forth herein will not contravene, conflict with or result in any termination of or new or additional limitations on the Company’s, any of its Subsidiaries’ or Purchaser’s right, title or interest in or to the Company Intellectual Property following the Closing, nor will it cause: (i) the Company or any of its Subsidiaries to grant to any other Person any right to or with respect to any Intellectual Property owned by, or licensed to the Company or any of its Subsidiaries, (ii) the Company or any of its Subsidiaries to be bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) the Company or any of its Subsidiaries to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any Person in excess of those payable by the Company or any of its Subsidiaries in the absence of this Agreement or the transactions contemplated hereby.

(q)        Backup Plans.  The Company has implemented and maintained, consistent with industry standard practices and its contractual and other obligations to other Persons, all security and other measures necessary to protect all Systems from Viruses and from unauthorized access, use, modification, disclosure or other misuse.  The Systems are sufficient to conduct the business of the Company and its Subsidiaries.  The Systems are in sufficiently good working condition to effectively perform all information technology operations necessary for the conduct of the business as currently conducted and as currently contemplated to be conducted and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats, or otherwise) as necessary for the conduct of the business as currently conducted and as currently contemplated to be conducted.  None of the Systems have experienced any bugs, errors, incidents, malfunctions, failures, breakdowns, substandard performance or other deficiency in the past three (3) years that has caused or reasonably could be expected to cause any disruption or interruption in or to the use of any System in the conduct of the business.  In the last three (3) years, there has been no unauthorized access, use, intrusion, or breach of security (including any cyberattack), or failure, breakdown, performance reduction or other adverse event or incident adversely affecting any

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System, including any such event that has caused or could reasonably be expected to cause any: (i) disruption of or interruption in or to the use of any System or the conduct of the business or (ii) unauthorized access, loss, destruction, damage, or harm of or to the business, any System, or any data or information captures, processed stored or used by any System or in the business.  The Company and its Subsidiaries have taken reasonable actions, consistent with applicable industry best practices, to protect and maintain the performance, integrity and security of the Systems and the data and other information stored or processed thereon.  The Company and its Subsidiaries maintain commercially reasonable documentation regarding the Systems and their support and maintenance.  The Company and its Subsidiaries maintain reasonable backup and data recovery, disaster recovery, business continuity and cybersecurity procedures to provide for the back-up and recovery of the data and information necessary to the conduct of their business as currently conducted and currently contemplated to be conducted without material disruption to or material interruption in the business, and the Company and its Subsidiaries have not had any incident, event or circumstance in the three (3) year period prior to the date of this Agreement with respect thereto.

5.12     Litigation.  Except as set forth on the Litigation Schedule, there are no Actions pending or, to the Company’s knowledge, threatened in writing against or by the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Body.  To the Company’s knowledge, no event has occurred or circumstances exist that may give rise to or serve as a basis for any Action.  Except as set forth on the Litigation Schedule, neither the Company nor any of its Subsidiaries is subject to any outstanding Governmental Order or unsatisfied judgment, penalties or awards against or affecting the Company or any of its properties or assets.

5.13     Governmental Consents .  Except for the requirements of the HSR Act, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and except as set forth on the Governmental Consents Schedule, no authorization of or notice to any Governmental Body is required in connection with any of the execution, delivery or performance of this Agreement or the other Company Documents by the Company or the consummation by the Company of any other transaction contemplated hereby or thereby.

5.14     Employee Benefit Plans.

(a)        Except as listed on the Employee Benefits Schedule, neither the Company nor any of its Subsidiaries maintains, sponsors, contributes or is required to contribute to any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA (each, a “Plan” and collectively, the “Plans”)

(b)        With respect to each Plan, the Company has made available to the Purchaser accurate, current and complete copies of each of the following: (i) where the Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of

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any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Plan; (v) in the case of any Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Plan’s continued qualification; (vi) in the case of any Plan for which a Form 5500 must be filed, a copy of the two (2) most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Plans with respect to the two (2) most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Body relating to the Plan.

(c)        Each Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has, in all material respects, been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five (5) year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, the Purchaser or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

(d)        Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA).

(e)        With respect to each Plan (i) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Multiemployer Plan; (ii) no such plan

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is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived, has occurred with respect to any such plan.

(f)        Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to the Purchaser, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)        Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(h)        There is no pending or, to the Company’s knowledge, threatened Action relating to a Plan (other than routine claims for benefits), and no Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Body or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Body.

(i)         There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither the Company nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Plan or any collective bargaining agreement.

(j)         Each Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

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(k)        Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Plan.

(l)         Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

5.15     Insurance.  The Insurance Schedule sets forth each insurance policy or binder currently maintained by the Company and its Subsidiaries on their properties, assets, products, business, or directors, officers and other personnel (the “Insurance Policies”) and true and complete copies of each such Insurance Policy have been made available to the Purchaser.  Such Insurance Policies are in full force and effect. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms, and (b) have not been subject to any lapse in coverage.  There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  Neither the Company nor any of its Subsidiaries is in material (individually or in the aggregate) default with respect to any provision contained in any Insurance Policy or has failed to give any notice or present any material (individually or in the aggregate) claim under any Insurance Policy in due and timely fashion or has otherwise failed to comply, in any material respect, with any provision contained in any such Insurance Policy.

5.16     Environmental Matters.  Except as set forth on the Environmental Matters Schedule:

(a)        The Company and its Subsidiaries are and have been in material compliance with all Environmental Laws applicable to its operations at and occupancy of the real property listed on the Leased Real Property Schedule.

(b)        Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Body regarding any actual or alleged violation of or liability or investigatory, corrective or remedial obligation under Environmental Laws applicable to its operations at the real property listed on the Leased Real Property Schedule.  To the Company’s knowledge, there has not been any environmental investigation, study, test or analysis, the purpose

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of which was to discovery, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any location at which the Company’s or any Subsidiary’s business has been conducted.

(c)        Neither the Company nor any of its Subsidiaries is subject to any current or, to the Company’s knowledge, threatened, Action asserting a remedial obligation or liability under Environmental Laws with respect to conditions at any of the real property listed on the Leased Real Property Schedule.

(d)        The Company and its Subsidiaries have obtained and are in material compliance with all Permits required under Environmental Laws with respect to the ownership, lease, operation or use of the business or assets of the Company and all such Permits are in full force and effect, and the Company is not aware of any condition, event or circumstance that with respect to Environmental Law might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out.

5.17     Affiliated Transactions.  Except for employment relationships, the provision of compensation and benefits to employees and powers of attorney and similar grants of authority made, in each case, in the ordinary course of business, except as set forth on the Affiliated Transactions Schedule, to the knowledge of the Company, no officer, director, manager, owner of five percent (5%) or more of the Units or Affiliate of the Company or its Subsidiaries is a party to any agreement, contract, commitment or transaction with the Company or its Subsidiaries or has any interest in any material property used by the Company or its Subsidiaries.

5.18     Brokerage.  Except as set forth on the Brokerage Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

5.19     Permits; Compliance with Laws.

(a)        Except as set forth on the Permits Schedule, each of the Company and its Subsidiaries holds and is in compliance, in all material respects, with all Permits which are required for the operation of the business of the Company and its Subsidiaries as presently conducted.  Each Permit is valid and in full force and effect.  All fees and charges with respect to such Permits as of the date hereof have been paid in full.  Neither the Company nor its Subsidiaries have received notice of any proceedings pending or, to the knowledge of the Company, threatened, relating to the suspension, revocation or modification of any Permit which is required for the operation of the business of the Company and its Subsidiaries as presently conducted.  The Permits Schedule lists all current Permits which are required for the operation of the business of the Company and its Subsidiaries as presently conducted, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Permit.

(b)        Except as set forth on the Compliance with Laws Schedule, (i) the Company and its Subsidiaries are, and for the past three (3) years have been, in compliance, in all material

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respects, with all Laws applicable to their respective businesses, operations and assets, and (ii) neither the Company nor any of its Subsidiaries has, during the past three (3) years, received any written notice of any action or proceeding against it alleging any failure to comply with any applicable Law.

5.20     Employees.

(a)        The Company has made available to Purchaser a schedule that lists all of the managers, officers, employees, independent contractors and consultants of the Company and its Subsidiaries as of the date hereof including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire date; (iv) current annual base compensation rate or contract fee; and (v) whether such employee is eligible for commission, bonus or other incentive-based compensation (the “Covered Employees”).  Since the Balance Sheet Date, there has not been any material change in the compensation of the Covered Employees (except for compensation increases and decreases in the ordinary course of business).  Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of WARN or issued any notification of a plant closing or mass layoff required by WARN.  The Company has complied with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

(b)        Except as set forth on the Contracts Schedule, neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement or other Contract with any labor organization or any agreements, understandings or commitments with any Covered Employees with respect to any compensation, commissions, bonuses or fees.  Except as set forth on the Employees Schedule:  (i) to the Company’s knowledge, there are and within the past three (3) years have been no union organizing activities involving employees of the Company or any of its Subsidiaries; (ii) there are no pending or, to the Company’s knowledge, overtly threatened strikes, work stoppages, walkouts, lockouts, or similar material labor disputes and no such disputes have occurred within the past three (3) years; and (iii) neither the Company nor any of the Subsidiaries has committed an unfair labor practice, and there are no pending or, to the Company’s knowledge, threatened, unfair labor practice charges or complaints against the Company or any of its Subsidiaries.

(c)        As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all Covered Employees for services performed on or prior to the date hereof have been paid or accrued in full.

(d)        The Company is, and for the past three (3) years has been, in compliance, in all material respects, with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance, and all Contracts with its employees and independent contractors. All

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individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. The Company is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations.  Except as set forth on the Employees Schedule there are no Actions against the Company pending, or to the Company’s knowledge, threatened, by or with any Governmental Body or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company.

5.21     Customers and Suppliers.  The Customers and Suppliers Schedule sets forth (a) a list of all customers of the Company and its Subsidiaries on a consolidated basis by volume of sales to such customers during the eleven (11)-month period ended November 30, 2018, and (b) a list of all suppliers of the Company and its Subsidiaries to which the Company and its Subsidiaries, on a consolidated basis, paid more than $150,000 during the eleven (11)-month period ended November 30, 2018  (excluding any payments related to rental payments on Leased Real Property and payments to customers related to faculty reimbursement).  Neither the Company nor any of its Subsidiaries has received any written or, to the Company’s knowledge, oral indication from any of the customers listed on the Customers and Suppliers Schedule to the effect that any such customer will or intends to stop, materially decrease the rate of, or materially change the payment or price terms with respect to, buying products or services from the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has received any written, or to the Company’s knowledge, oral, indication from any of the suppliers listed on the Customers and Suppliers Schedule to the effect that any such supplier will stop, materially decrease the rate of, or materially change the payment or price terms with respect to, supplying products or services to the Company or any of its Subsidiaries.

5.22     Books and Records. The minute books and equity record books of the Company are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Company contain records that are accurate and complete in all material respects of all meetings, and actions taken by written consent of, the Members, the Company’s board of managers and any committees thereof, and no meeting, or action taken by written consent, of any such Members, Company board of managers or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

5.23     Data Privacy.  In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company is and has been in compliance with all applicable Laws in all relevant jurisdictions, including without limitation, the Family Education Rights and Privacy Act, as amended, and the rules and regulations thereunder, the Company’s policies and the requirements of any contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized

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access, use and/or disclosure. To the extent the Company maintains or transmits protected health information, as defined under 45 C.F.R. § 160.103, the Company is in compliance with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all rules and regulations promulgated thereunder.  The Company is and has been in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB

The Purchaser and the Merger Sub represent and warrant to the Company that:

6.01     Organization and Corporate Power.  The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to execute and deliver this Agreement and each other  agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Purchaser in connection with the transactions contemplated by this Agreement (the “Purchaser Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The Merger Sub is a corporation duly organized, validly existing, and in good standing and active status under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and each other  agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Merger Sub in connection with the transactions contemplated by this Agreement (the “Merger Sub Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The Merger Sub is a wholly‑owned direct Subsidiary of the Purchaser.

6.02     Authorization.  The execution, delivery and performance of this Agreement and each of the Purchaser Documents or the Merger Sub Documents (as applicable) by the Purchaser and the Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and each of the Purchaser Documents or the Merger Sub Documents (as applicable) will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Purchaser and the Merger Sub (as applicable), and assuming that each of this Agreement, the Purchaser Documents and the Merger Sub Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Purchaser Documents or the Merger Sub Documents (as applicable) when so executed and delivered will constitute, a legal, valid and binding obligation of the Purchaser and the Merger Sub, enforceable against the Purchaser and the Merger Sub in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

6.03     No Violation.  Except for the requirements of the HSR Act, neither the Purchaser nor the Merger Sub is subject to or obligated under its certificate of incorporation or its bylaws (or

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equivalent governing documents), any applicable Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Purchaser’s or the Merger Sub’s execution, delivery or performance of this Agreement and the Purchaser Documents or the Merger Sub Documents (as applicable).

6.04     Governmental Bodies; Consents.  Except for the requirements of the HSR Act and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, neither the Purchaser nor the Merger Sub is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby.  No consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by the Purchaser or the Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.  Neither the Purchaser nor the Merger Sub are aware of the occurrence of any fact or circumstance, including any possible other transaction under consideration by the Purchaser (or its Affiliates) or Merger Sub, that would reasonably be expected to prevent or delay (a) the filings or approvals required under the HSR Act or (b) any filings or approvals required under Other Antitrust Regulations (a “Competitive Transaction”).

6.05     Litigation.  There are no Actions pending or, to the Purchaser’s or Merger Sub’s knowledge, threatened in writing against or affecting the Purchaser or the Merger Sub at law or in equity, or before or by any Governmental Body, which would adversely affect the Purchaser’s or the Merger Sub’s ability to consummate the transactions contemplated hereby. To Purchaser’s or Merger Sub’s knowledge, no event has occurred or circumstances exist that may give rise to or serve as a basis for any such Action.

6.06     Brokerage.  Except for Purchaser’s arrangements with Barclays Capital Inc., there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser or the Merger Sub.

6.07     Investment Representation.  The Purchaser is acquiring the Units for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any securities Laws.

6.08     Financing.  The Purchaser and the Merger Sub shall have at the Closing sufficient immediately available funds to make all payments required to be made by it pursuant to the terms hereof, to pay the fees and expenses for which it is responsible under the term hereof and in connection with this Agreement and the transactions contemplated hereby and to otherwise consummate the transactions contemplated hereby.

6.09     Access and Investigation; Non-Reliance.  Each of the Purchaser, the Merger Sub and their respective representatives have had access to and the opportunity to review all of the documents made available in the Data Room maintained on behalf of the Company.  The Purchaser and the Merger Sub have each conducted to its satisfaction an independent investigation and

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verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and each of its Subsidiaries, and, in making its determination to proceed with the transactions contemplated by this Agreement, each of the Purchaser and the Merger Sub hereby make the acknowledgments as set forth in Section 10.01 below.

ARTICLE VII

COVENANTS OF THE COMPANY

7.01     Conduct of the Business.

(a)        From the date hereof until the Effective Time or the earlier termination of this Agreement, the Company shall use its commercially reasonable efforts to (i) conduct its and its Subsidiaries’ business in the ordinary course of business, except as set forth on the Covenants Exceptions Schedule, and (ii) maintain and preserve intact the current organization, business and franchise of the Company and the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company.

(b)        Without limiting the foregoing, from the date hereof until the Effective Time or the earlier termination of this Agreement, except as otherwise contemplated by this Agreement, as set forth on the Covenants Exceptions Schedule or as consented to in writing by the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to:

(i)         not (A) amend or propose to amend the respective certificates of formation or limited liability company agreements or other organizational documents of the Company or any of its Subsidiaries in any manner or (B) split, combine or reclassify the Equity Interests of the Company or any of its Subsidiaries;

(ii)       not issue, sell, pledge, transfer or dispose of, or agree to issue, sell pledge, transfer or dispose of, any Equity Interests of the Company or any of its Subsidiaries or issue any Equity Interests of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued Equity Interests of the Company or any of its Subsidiaries (other than this Agreement and the agreements contemplated hereby), or grant any stock appreciation or similar rights;

(iii)      not (A) redeem, purchase or otherwise acquire any outstanding Equity Interests of the Company or any of its Subsidiaries or declare or pay any dividend (in Cash or otherwise), or (B) make any other distribution (in Cash or otherwise) to any Person other than the Company or one or more of its Subsidiaries on or prior to the Closing Date;

(iv)       not (A) grant to any employee of the Company or any of its Subsidiaries any increase or acceleration in compensation or benefits, except (1) for

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regularly scheduled pay increases, promotions, and bonuses made in the ordinary course of business consistent with past practice or (2) as may be required by applicable Law or the terms of any Plan; (B) terminate, modify or establish any Plan (or any arrangement that would constitute a Plan, if adopted), except (1) to the extent required by Law or the terms of any Plan or contract or (2) as would not be material and would be in the ordinary course of business consistent with past practice; (C) terminate or modify the terms of the employment of any employee in the position of vice president or above, other than for cause; or (D) implement any employee layoffs in violation of the WARN Act;

(v)        not sell, lease, transfer or otherwise dispose of any material owned property or assets of the Company or any of its Subsidiaries, except for (A) the sale, lease, transfer or disposition of inventory or obsolete machinery or equipment in the ordinary course of business consistent with past practice and, (B) as to the Leased Real Property, the exercise of the Company’s or any of its Subsidiaries’ rights and remedies under any Lease, in the ordinary course of business consistent with past practice, including any expiration, termination, renewal, expansions, reductions or similar rights as to such Leased Real Property, and not cancel any debts or entitlements;

(vi)       not transfer or assign or grant any license or sublicense under or with respect to any material Company Intellectual Property or Company IP Agreements except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(vii)     not abandon or allow the lapse of or fail to maintain in full force and effect any Company IP Registration, or fail to take or maintain reasonable measures to protect the confidentiality or value of any material Trade Secrets included in the Company Intellectual Property;

(viii)    except for amendments in the ordinary course of business consistent with past practice, not accelerate, modify, amend or terminate (except for a termination resulting from the expiration of a contract in accordance with its terms) any Contract set forth on the Contracts Schedule;

(ix)       not incur, assume or guarantee any Indebtedness except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice or cause any Lien (other than any Permitted Lien) to be imposed upon any property, Equity Interest or assets, tangible or intangible;

(x)        not acquire any business or Person, by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(xi)       except in accordance with the capital budget of the Company and its Subsidiaries, not commit or authorize any commitment to make any capital expenditures in excess of five hundred thousand dollars ($500,000) in the

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aggregate, or not fail to make material capital expenditures in accordance with such budget;

(xii)     not make any change in any method of cash management, accounting or auditing practice, including any working capital procedures or practices, other than changes required as a result of changes in GAAP or applicable Law;

(xiii)    not make any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions by of the Company or any of its Subsidiaries (A) to any Subsidiary, (B) to any employee in connection with travel, entertainment and related business expenses or other customary out‑of‑pocket expenses in the ordinary course of business consistent with past practice or (C) in the ordinary course of business consistent with past practice to any material customer, distributor, licensor, supplier or other Person with which the Company or any of its Subsidiaries has significant business relations;

(xiv)     not (A) make any material Tax election, (B) change any Tax election, (C) change any Tax accounting period, (C) adopt or change any method of Tax accounting, (D) file any amended Tax Return, (E) enter into any “closing agreement” with any Tax Authority, (F) settle any claim or assessment in respect of any Tax, or (G) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment; and

(xv)      not authorize, or commit or agree to take any action described in this Section 7.01(b).

7.02     Access to Books and Records.  From the date hereof until the Effective Time or the earlier termination of this Agreement, the Company, consistent with applicable Law, shall provide the Purchaser and its authorized representatives with reasonable access (including electronic access) at all reasonable times and upon reasonable advance notice to the offices, properties, books and records of the Company and its Subsidiaries in order for the Purchaser to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries; provided, that such access does not unreasonably interfere with the normal operations of the Company; provided,  further, that all requests for access shall be directed to Craig Huke (as representative for the Company) or such other person(s) as the Company may designate from time to time.  The information provided pursuant to this Section 7.02 will be used solely in connection with the transactions contemplated hereby, and will be governed by all the terms and conditions of the Confidentiality Agreement.

7.03     Regulatory Filings; Third Party Approvals.  Subject to Section 10.03, prior to the earlier of the Closing and the termination of this Agreement pursuant to Article IX, the Company shall (i) make or cause to be made all filings and submissions under any Laws or regulations applicable to the Company and its Subsidiaries required for the consummation of the transactions contemplated herein, including without limitation, all filings and submissions under the HSR Act; (ii) coordinate and cooperate with the Purchaser in exchanging such information and providing

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such assistance as the Purchaser may reasonably request in connection with all of the foregoing; and (iii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Bodies and other third parties that are necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the agreements contemplated hereby.

7.04     Exclusive Dealing.  Except in connection with any exercise of Options in accordance with the terms of this Agreement, from the date hereof through the Closing or the earlier termination of this Agreement pursuant to Section 9.01, the Company shall not take any action to encourage, initiate, facilitate, continue or engage in discussions or negotiations with, or provide any information to, any Person (other than the Purchaser and its Affiliates and representatives) concerning any purchase of all or any portion of the Units; the issuance of any new Equity Interests; or any merger, consolidation, liquidation, recapitalization, Unit exchange, other business combination; or sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets or similar transaction involving the Company (other than assets sold in the ordinary course of business consistent with past practice) (each, an “Acquisition Proposal”).  The Company shall promptly (and in any event within three (3) Business Days after receipt thereof by the Company or its representatives) advise the Purchaser in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.  The Company agrees that the rights and remedies for noncompliance with this Section 7.04 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Purchaser and that money damages would not provide an adequate remedy to the Purchaser.

7.05     Notice of Certain Events.  From the date hereof until the earlier of the Closing and the termination of this Agreement pursuant to Article IX, the Company shall promptly notify the Purchaser in writing of:

(a)        (i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Change, or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the other conditions set forth in Article IV to be satisfied; (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement; and (iv) any Actions commenced or, to the Company’s knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.12 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)        The Purchaser’s receipt of information pursuant to this Section 7.05 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or

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made by the Company in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

7.06     Closing Conditions. From the date hereof until the earlier of the Closing and the termination of this Agreement pursuant to Article IX, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article IV hereof.

7.07     Assistance with Financing.

(a)        Subject to the limitations set forth below, and unless otherwise agreed by the Purchaser, until the earlier of the Closing and the termination of this Agreement pursuant to Article IX, the Company will, at the Purchaser’s sole cost and expense, use commercially reasonable efforts, and instruct its management to use commercially reasonable efforts, to provide such reasonable and customary cooperation to the Purchaser as is reasonably requested by the Purchaser or its Debt Financing Sources or as may be required by any debt commitment letter in connection with the Purchaser's arrangement of any debt financing in connection with this Agreement; provided that nothing herein shall require such cooperation to the extent it would unreasonably interfere with the business or operations of the Company.  Such cooperation will include commercially reasonable efforts to (i) make appropriate senior officers reasonably available, with appropriate advance notice, for assistance in the preparation for and participation in a reasonable number of bank meetings (including customary one-on-one meetings with parties acting as lead arrangers or agents for, and prospective lenders and purchaser of, such debt financing, and the members of management with appropriate seniority and expertise, and other representatives of the Company), presentations, due diligence sessions and sessions with prospective Debt Financing Sources and investors, (ii) reasonably cooperate with the marketing efforts of the Purchaser and its Debt Financing Sources for all or any portion of such debt financing, including providing reasonable assistance to Purchaser in preparation of customary confidential information memoranda, bank syndication materials and similar customary documents reasonably required in connection with such debt financing and customary authorization letters (provided such authorization letters shall not require the Company to make any representations or statements with respect to any pro forma financial statements or financial projections contained in such materials), to be executed by a representative of the Company, with respect thereto; (iii) to the extent not otherwise already available to Purchaser in the Data Room, furnish Purchaser and its Debt Financing Sources as promptly as practicable with copies of such financial and operating data and other pertinent information with respect to the Company and its Subsidiaries and their respective businesses and assets as is reasonably requested by Purchaser or any prospective lender and is customarily required for completion of such debt financings, including, in any event, such financial information as is required pursuant to any debt commitment letter; (iv) reasonably cooperate with the Purchaser’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with such debt financing; (v) provide and, if applicable, execute (provided that no obligation under any such agreement, document or certificate shall be effective until the Closing) at least five (5) business days prior to the Closing Date (to the extent requested at least eight business days prior to the Closing Date), all documentation and other information required by bank regulatory authorities under applicable “know-your-customer”, “beneficial ownership” and anti-money laundering rules and regulations,

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including the Patriot Act; and (vi) assist the Purchaser in satisfying all conditions precedent applicable to the Purchaser and in the Purchaser’s control set forth in any debt commitment letter with respect to such debt financing to the extent the satisfaction of such conditions requires the cooperation of or is within the control of the Company or its Subsidiaries, including using commercially reasonable efforts to cause officers of the Company to execute agreements, documents or certificates reasonably requested by the Purchaser that facilitate the creation, perfection or enforcement of mortgages, liens, pledges, charges, encumbrances or other security interests securing such debt financing (including control agreements and perfection certificates) as are requested by the Purchaser or its Debt Financing Sources (provided that no action to evidence or perfect any security interest intended to secure such debt financing shall be taken, and no obligation under any such agreement, document or certificate shall be effective, until the Closing).  The Company hereby consents to the use of its logos in connection with such debt financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(b)        Notwithstanding the foregoing, the Purchaser agrees that (i) the effectiveness of any definitive documentation executed by the Company shall be subject to the consummation of the Closing; (ii) this Section 7.07 will not require the Company or any of its Affiliates to agree to any contractual obligation relating to the financing that is not conditioned upon the Closing and that does not terminate without liability to the Company or any of its Affiliates upon the termination of this Agreement in accordance with its terms; (iii) on the Closing Date or following the termination of this Agreement, the Purchaser shall promptly reimburse the Company for all documented out-of-pocket third party costs incurred by the Company in connection with such cooperation; and (iv) the Purchaser shall indemnify and hold harmless the Company, its Subsidiaries and their respective  directors, officers, employees and agents from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with the arrangement of such debt financing or any assistance or activities provided in connection therewith (other than arising from Fraud or misstatements or omissions in written historical information of the type prepared by the Company in the ordinary course of business that is provided by the Company specifically for use in connection with such debt financing).

(c)        Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement or in any other agreement between the Company and the Purchaser (or its Affiliates), the Company agrees that the Purchaser and its Affiliates may share non-public or confidential information regarding the Company and its businesses with its Debt Financing Sources, and that Purchaser, its Affiliates and such Debt Financing Sources may share such information with potential Debt Financing Sources in connection with any marketing efforts (including any syndication) in connection with any debt financing, provided that the recipients of such information agree to customary confidentiality arrangements for the benefit of the Company.

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ARTICLE VIII

COVENANTS OF THE PURCHASER

8.01     Access to Books and Records.  From and after the Closing, the Purchaser shall, and shall cause the Surviving Entity and its Subsidiaries to, provide the Representative, on behalf of Members, the Optionholders and the Warrantholders, with reasonable access (for the purpose of examining and copying), during normal business hours, and upon reasonable advance notice, to the books and records of the Surviving Entity and its Subsidiaries with respect to periods or occurrences prior to the Closing Date solely for purposes of complying with any applicable tax, financial reporting or regulatory requirements.  Unless otherwise consented to in writing by the Representative (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Purchaser nor the Surviving Entity shall, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company for any period prior to the Closing Date without first offering to surrender to the Representative such books and records or any portion thereof which the Purchaser, the Surviving Entity or any of their respective Subsidiaries may intend to destroy, alter or dispose of.

8.02     R&W Insurance.  Prior to or simultaneously with the Closing, Purchaser shall cause Ambridge Partners, LLC (the “R&W Insurer”) to effectuate the buyer-side representations and warranties insurance policy, bound by the R&W Insurer on the date hereof, having terms and conditions as set forth in the Binder Agreement dated the date hereof and delivered to the Representative (as may be amended, modified or supplemented from time to time in accordance with this Agreement) (the “R&W Policy”).  Purchaser shall cause the R&W Policy to provide that the R&W Insurer has no subrogation rights against any Member except solely in the case of Fraud, and Purchaser will not amend the subrogation or third-party beneficiary provisions contained in the R&W Policy benefitting the Members or otherwise amend or modify the R&W Policy in a manner that would have an adverse effect on the Members without the prior written consent of the Representative.  Purchaser agrees to pay the total premium and related taxes, fees and expenses for the R&W Policy.  For the avoidance of doubt, Purchaser acknowledges and agrees that the effectiveness of the R&W Policy is not a condition to the Closing and that Purchaser shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article IV, to consummate the transactions contemplated by this Agreement.

8.03     Director and Officer Liability and Indemnification.

(a)        Prior to or simultaneously with the Closing, the Purchaser shall, or shall cause the Surviving Entity to purchase from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance a prepaid insurance policy (i.e., “tail coverage”) on terms no less favorable (including in with respect to scope) as the policy or policies maintained by the Company or any of its Subsidiaries immediately prior to the Closing for the benefit of such individuals (such policies, the “D&O Tail Policies”); provided, that the premium for the D&O Tail Policies shall be borne by the Purchaser.

(b)        For a period of six (6) years after the Closing, the Purchaser shall not, and shall not permit the Surviving Entity or any of its Subsidiaries to, amend, repeal or otherwise modify any provision in the Surviving Entity’s or any of its Subsidiaries’ certificate of formation, articles of incorporation, limited liability company agreement or bylaws (or equivalent governing

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documents) relating to the exculpation or indemnification of any officers, directors or similar functionaries (unless to provide for greater exculpation or indemnification or unless required by Law), it being the intent of the parties hereto that the current and former officers, directors and similar functionaries of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification (including with respect to advancement of expenses) to the full extent of the Law.  The Purchaser agrees and acknowledges that this Section 8.03 shall be binding on the Purchaser’s successors and assigns.

(c)        If the Surviving Entity, its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Entity and its Subsidiaries shall assume all of the obligations set forth in this Section 8.03.

(d)        Notwithstanding anything in this Agreement to the contrary, if any Action (whether arising before, at or after the Closing Date) is brought against any individual who was an officer, director or similar functionary of the Company or its Subsidiaries at or prior to the Effective Time or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 8.03 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e)        The obligations under this Section 8.03 shall not be terminated or modified in such a manner as to affect adversely any indemnitee or exculpee to whom this Section 8.03 applies without the consent of such affected indemnitee or exculpee.  The provisions of this Section 8.03 are intended for the benefit of, and will be enforceable by (as express third‑party beneficiaries), each current and former officer, director or similar functionary of the Company and its Subsidiaries and his or her heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

(f)        Notwithstanding anything in this Agreement to the contrary, if, following the Closing, any amount becomes due from any director, officer, Member, Optionholder, Warrantholder or other Person as a result of an Action resulting from, arising out of or relating to or asserting Fraud with respect to the representations and warranties in this Agreement, then such Person shall not have any rights against Purchaser, the Surviving Entity, their respective Subsidiaries, or their respective directors, officers or employees (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such amounts, and such Person shall not take any Action against Purchaser, the Surviving Entity, their respective Subsidiaries or any such director, officer or employee with respect thereto.

8.04     Regulatory Filings.  Subject to Section 10.03, the Purchaser shall (a) make or cause to be made all filings and submissions under any Laws or regulations applicable to the Purchaser required for the consummation of the transactions contemplated herein, including without limitation, all filings and submissions under the HSR Act, (b) coordinate and cooperate with the Company in exchanging such information and providing such assistance as the Company may reasonably request in connection with all of the foregoing and (c) (i) supply promptly any

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additional information and documentary material that may be requested in connection with such filings, (ii)  make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith, and (iii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Bodies that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the agreements contemplated hereby.

8.05     Contact with Business Relations.  The Purchaser is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any officer, manager, employee, customer, supplier, distributor or other material business relation of the Company or any of its Subsidiaries prior to the Closing without the prior written consent and coordination of the Company (not to be unreasonably delayed, conditioned or withheld).

8.06     Continuing Confidentiality.  The Purchaser shall remain bound by that certain confidentiality agreement, dated as of October 8, 2018, with the Company (the “Confidentiality Agreement”), and shall be responsible for any breaches of the Confidentiality Agreement by any of the Purchaser’s representatives, in each case in accordance with the terms thereof.

8.07     Payments to Optionholders and Other Individuals.  In order to ensure compliance with applicable Tax withholding requirements, any wage payments made hereunder to any Member, Optionholder or other individual (including, for the avoidance of doubt, disbursements of any portion of the Merger Consideration), shall be made through the payroll processing system of the Surviving Entity or any of its Subsidiaries.  To ensure compliance with Treasury Regulation 1.409A‑3(i)(5)(iv), the Optionholders shall not be entitled to receive any payment, and no payment shall be made to the Optionholders, in connection with the transaction contemplated hereby later than the date which is five (5) years after the Closing Date (it being understood that the Members may receive payments after the date which is five (5) years after the Closing Date, including, for the avoidance of doubt, amounts that, if paid prior to the date which is five (5) years after the Closing Date, would have been paid to the Optionholders).

ARTICLE IX

TERMINATION

9.01     Termination.  This Agreement may be terminated at any time prior to the Effective Time as follows and in no other manner:

(a)        by mutual written consent of the Purchaser and the Merger Sub, on the one hand, and the Company and the Representative, on the other hand;

(b)        upon the issuance by any Governmental Body of an order, decree or ruling or their taking of any other action restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or any other action shall have become final and non‑appealable;

(c)        by the Purchaser and the Merger Sub, on the one hand, or by the Company, on the other hand, if the Closing shall not have occurred on or before the later of (i) the date that is sixty five (65) calendar days after the date of this Agreement and (ii) one (1) Business Day after

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receipt of all material government approvals pursuant to the HSR Act or any Other Antitrust Regulations, or such later date as may have been agreed upon by the parties hereto; provided,  however, if the Closing does not occur on or before the date in the foregoing clause (i) solely because any governmental approval pursuant to the HSR Act or any Other Antitrust Regulations has not been obtained, and if all other conditions to Closing were satisfied as of the date set forth in the foregoing clause (i), then on the date that is one (1) Business Day after the last of such approvals is obtained, or such later date as may have been agreed in writing by the parties hereto, all of the conditions to Closing shall be deemed satisfied as if they were satisfied as of the date in the foregoing clause (i);  provided,  further, that no termination may be made under this Section 9.01(c) if the failure to close shall have been caused by the action or inaction of the terminating party;

(d)        by the Purchaser and the Merger Sub, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty contained in Article V shall be or have become untrue, in either case, such that any of the conditions set forth in Section 4.01(a) or 4.01(b) would not be satisfied; provided,  however, that, if such breach is curable through the exercise of commercially reasonable efforts, the Purchaser and the Merger Sub may not terminate this Agreement under this Section 9.01(d) unless such breach remains uncured fifteen (15) Business Days following written notice from the Purchaser to the Company and the Representative thereof;

(e)        by the Representative and the Company, upon a breach of any covenant or agreement on the part of the Purchaser or the Merger Sub set forth in this Agreement, or if any representation or warranty of the Purchaser or the Merger Sub shall be or have become untrue, in either case, such that any of the condition set forth in Section 4.02(a) or 4.02(b) would not be satisfied; provided,  however, that, if such breach is curable through the exercise of commercially reasonable efforts, the Representative and the Company may not terminate this Agreement under this Section 9.01(e) unless such breach remains uncured fifteen (15) Business Days following written notice from the Representative and the Company to the Purchaser thereof; or

(f)        by the Purchaser and the Merger Sub, on the one hand, or the Representative and the Company, on the other hand, if any of the conditions of such party’s obligations set forth in Article IV shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the date that is sixty five (65) calendar days after the date of this Agreement; provided, that no party may terminate this Agreement pursuant to this Section 9.01(f) if the failure or apparent failure of such condition is due to the action or inaction of such party.

9.02     Effect of Termination.  If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no further force and effect (other than this Section 9.02,  Article I,  Section 12.02,  Section 12.11,  Section 12.13 and Section 12.17, which shall survive the termination of this Agreement) without any liability or obligation on the part of any party hereto, (a) other than liabilities and obligations under the Confidentiality Agreement and (b) except that no such termination shall relieve any party hereto of any liability for damages resulting from any willful breach by such party of this Agreement.  For purposes of clarification, the parties hereto agree that if any party does not close the transactions contemplated hereby in circumstances in which all of the closing conditions set forth in Article IV have been satisfied or waived by the

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other parties (other than conditions to be performed by such party at the Closing), such failure or refusal to close shall be deemed to be a willful breach of this Agreement by such party.

ARTICLE X

ADDITIONAL AGREEMENTS AND COVENANTS

10.01   Acknowledgement by the Purchaser.

The representations and warranties of the Company expressly and specifically set forth in Article V (together with any representations and warranties expressly and specifically made by the Members, Optionholders and Warrantholders in their respective Letters of Transmittal, Option Cancellation Acknowledgment and Warrant Cancellation Agreements), as qualified by the Disclosure Schedules, constitute the sole and exclusive representations, warranties, and statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of any of the Company, the Members, Optionholders and Warrantholders, the Representative or any of their respective Non‑Recourse Parties as to any matter concerning the Company, any of its Subsidiaries or any of their respective joint ventures or businesses or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) the Purchaser or the Merger Sub or any of their respective Non‑Recourse Parties in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other material made available to the Purchaser, the Merger Sub or any of their respective Non‑Recourse Parties in the Data Room) and all other purported representations and warranties or statements (including by omission) are hereby disclaimed by the Company, the Members, Optionholders and Warrantholders, the Representative and each of their respective Non‑Recourse Parties and (i) each of Purchaser and its Non‑Recourse Parties has and will only rely on the representations and warranties of the Company expressly and specifically set forth in Article V and the representations and warranties expressly and specifically made by the Members, Optionholders and Warrantholders in their respective Letters of Transmittal, Option Cancellation Acknowledgment and Warrant Cancellation Agreements, (ii) each of the Purchaser and its Non‑Recourse Parties hereby expressly and irrevocably acknowledges and agrees that he, she or it has not relied on any other representations, warranties or statements (including by omission), and (iii) none of the Purchaser or the Merger Sub or any of their respective Non‑Recourse Parties shall have any claim with respect to their purported use of, or reliance on, any other representations, warranties or statements (including by omission).  Without in any way limiting the generality of the foregoing, the Purchaser and the Merger Sub acknowledge that there are uncertainties inherent in attempting to make projections, forward looking statements and other forecasts and estimates, and certain business plan information, that the Purchaser and the Merger Sub are familiar with such uncertainties, that the Purchaser and the Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of any such projections, forward looking statements, forecasts, estimates and business plan information provided to (or otherwise acquired by) the Purchaser, the Merger Sub and their respective Non‑Recourse Parties in connection with the transactions contemplated by this

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Agreement (including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, estimates and business plan information).

10.02   Further Assurances.  From time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

10.03   Antitrust Notification.

(a)        The Company and the Purchaser shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than two (2) Business Days following the execution and delivery of this Agreement, file with (i) the United States Federal Trade Commission and the United States Department of Justice, the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act, and (ii) any other Governmental Body, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any Other Antitrust Regulations.  Each of the Company and the Purchaser shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Regulations.  The Purchaser shall be responsible for all filing fees payable in connection with the filings described in the first sentence of this Section 10.03(a).

(b)        The Company and the Purchaser shall: (i) use their commercially reasonable efforts to promptly obtain any clearance required under the HSR Act and any Other Antitrust Regulations for the consummation of this Agreement and the transactions contemplated hereby; (ii) keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Governmental Body; and (iii) comply promptly with any such inquiry or request and supply to any Governmental Body without undue delay any additional information requested.  Each of the parties hereto shall use commercially reasonable efforts to: respond to any inquiries by any Governmental Body regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any agreement contemplated hereby; avoid the imposition of any Governmental Order or the taking of any Action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any agreement contemplated hereby; and in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any agreement contemplated hereby has been issued, to have such Governmental Order vacated or lifted.

(c)        The parties hereto commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and any Other Antitrust Regulations at the earliest practicable dates.  Such commercially reasonable efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Bodies, and (ii) to confer with each other regarding

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appropriate contacts with and response to personnel of such Governmental Bodies and the content of any such contacts or presentations.  Neither the Company nor the Purchaser shall participate in any meeting or discussion with any Governmental Body with respect of any such filings, applications, investigation, or other inquiry without giving the other party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Body, the opportunity to attend and participate in such meeting or discussion (which, at the request of either the Purchaser or the Company, shall be limited to outside antitrust counsel only).  The Company and the Purchaser shall each approve the content of any filings (as contemplated by Section 10.03(a)), material communications, presentations, white papers or other written materials to be submitted to any Governmental Body in advance of any such submission.

(d)        Notwithstanding the foregoing, nothing herein contained shall require, or be construed to require, the Purchaser or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of the Purchaser, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Change or materially and adversely impact the economic or business benefits to the Purchaser of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

ARTICLE XI

TAX MATTERS

11.01   Transfer Taxes.  At the Closing or, if due thereafter, promptly when due, all sales Taxes, use Taxes, stamp Taxes, conveyance Taxes and any other similar Taxes applicable to, arising out of or imposed upon the transactions contemplated hereunder shall be paid by the Purchaser.  The Purchaser shall prepare any Tax Returns with respect to such Taxes, and the Representative shall cooperate with the Purchaser in the preparation of such Tax Returns.

11.02   Tax Returns.

(a)        The parties shall, and shall each cause their respective Affiliates to, provide to the other party such cooperation and information, as and to the extent reasonably requested, in connection with preparing, reviewing and filing of any Tax Return for a taxable period or portion thereof ending on or before the Closing Date, determining liabilities for Taxes or a right to refund of Taxes, or in conducting any audit or other action with respect to Taxes, with respect to the Company and its Subsidiaries.  Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, and relevant documents relating to rulings and other determinations by any Tax Authority.

(b)        The parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Company and its Subsidiaries for all Tax purposes. If the Company and its Subsidiaries are permitted, but not required, under applicable non-U.S., state or local Tax Laws to treat the Closing Date as the last day of a taxable

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period, such day shall be treated as the last day of a taxable period.  For all purposes of this Agreement and for purposes of calculating the Closing Working Capital and the Tax Liability Amount:

(i)         Except as otherwise provided in this Agreement, any Income Taxes or other Taxes based on or measured by gross or net sales, payments, payroll, or receipts for a Straddle Period with respect to the Company shall be apportioned between the portion of such period ending on the Closing Date and the portion of such period commencing on the day immediately following the Closing Date, based on a closing of the books of the Company, as if the Closing Date were the end of a Tax year, and each such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period), and taking into account any net operating losses, credits or deductions of the Company generated in a Pre-Closing Tax Period.  For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this Section 11.02(b), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated Tax rates, exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each portion.

(ii)       In the case of any other Taxes for any Straddle Period that are not described in clause (i) of this Section 11.02(b) (including any Taxes based on capitalization, debt or equity interests authorized, issued or outstanding, or any real property, personal property or similar ad valorem Taxes), the portion of such Tax that relates to the portion of such taxable period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire taxable period.

(iii)      Notwithstanding anything else in this Agreement, any Taxes attributable to any action taken by the Purchaser or the Company or any Subsidiary on the Closing Date but after the Closing or otherwise after the Closing Date that is not in the ordinary course of business shall be allocated to the taxable period beginning after the Closing Date.

(c)        Any U.S. federal or state or local Tax Returns of the Company or any of its Subsidiaries with respect to an Income Tax for the taxable period ending on the Closing Date that are partnership Tax Returns shall be prepared by the Representative. Such Tax Returns shall be prepared in a manner consistent with the terms of this Agreement and the past practices of the Company and its Subsidiaries, except to the extent required by applicable Law.  Such Tax Returns (including any related work papers or other information reasonably requested by the Representative) shall be provided to the Purchaser for its review not later than twenty (20) days before the due date for filing such Tax Returns (including extensions) if they would affect the Tax liability of, or have an election that would be binding on, the Company or any of its Subsidiaries for a taxable period ending after the Closing Date, or if they include an election or take a position inconsistent with the past practices of the Company.  If the Purchaser does not provide the

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Representative with a written description of the items in the Tax Returns that the Purchaser intends to dispute within ten (10) days following the delivery to the Purchaser of such documents, the Purchaser shall be deemed to have accepted and agreed to such documents in the form provided, and the Representative shall thereafter cause such Tax Returns to be timely filed by the Company or the applicable Subsidiary in the form provided to the Purchaser.  The Representative shall consider in good faith any reasonable comments provided by the Purchaser and any timely-raised issues arising as a result of the review of such Tax Returns to permit the filing of such Tax Returns as promptly as possible.

11.03   Characterization and Allocation.

(a)        The Purchaser and the Representative on behalf of the Members agree that the Merger shall be characterized as a transaction described in Rev. Rul. 99-6, Situation 2, 1999-1 C.B. 432, and shall not take any inconsistent positions for Tax purposes.  As promptly as practicable after the Closing, but in no event later than sixty (60) days after the Closing Date, the Purchaser shall prepare and deliver to the Representative a purchase price allocation statement, which shall be prepared consistent with Exhibit F (the “Allocation Statement”), along with any workpapers used in connection with the preparation of the Allocation Statement.  The Representative shall have thirty (30) days to provide written comments to the Purchaser, and Purchaser shall incorporate any reasonable comments timely received from the Representative in a final Allocation Statement.  Neither the Purchaser, the Company nor any former Member may take a position inconsistent therewith.

(a)        If at the time of the Closing, an election under Section 754 of the Code is not in effect for Orbis Education Management Company, LLC, the parties hereto agree that, upon the Purchaser’s request, an election under Section 754 of the Code shall be made in accordance with Treasury Regulation Section 1.754-1(b) by Orbis Education Management Company, LLC on its federal income Tax Return for the Tax period that includes the Closing Date.

11.04   Section 338 and 336(e) of the Code.  No party to this Agreement shall make an election under Section 338(g) or 336(e) of the Code with respect to the transactions contemplated by this Agreement.

11.05   Termination of Tax‑Sharing Agreements.  All Tax Sharing Agreements with respect to or involving the Company or any of its Subsidiaries shall be terminated prior to the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

11.06   No Intermediary Transaction Tax Shelter.  The Purchaser shall not take any action or cause any action to be taken with respect to the Company or the Surviving Entity subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notice 2001‑16, 2001 C.B. 730, and Internal Revenue Service Notice 2008‑20 I.R.B. 2008 6 (January 17, 2008), and Internal Revenue Service Notice 2008‑111 I.R.B. 1299 (December 1, 2008).

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ARTICLE XII

MISCELLANEOUS

12.01   Press Releases and Communications.  No press release or public announcement related to this Agreement or the transactions contemplated herein, or, prior to the Closing, any other announcement or communication (other than by the Company, any of its Subsidiaries or any of their respective officers, employees and agents in the ordinary course of business) to the employees, customers, suppliers or other business relations of the Company or any of its Subsidiaries, shall be issued or made without the joint approval of the Purchaser and the Representative (which approval of the Representative shall not be unreasonably withheld, conditioned or delayed), unless required by Law (in the reasonable opinion of counsel) in which case the Purchaser and the Representative shall have the right to review and comment on such press release or announcement prior to publication.

12.02   Expenses.  Whether or not the Closing takes place, except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby (a) by the Company, the Members, the Optionholders or the Warrantholders shall be paid by the Members, Optionholders and Warrantholders or, prior to the Closing, by the Company, or (b) by the Purchaser or the Merger Sub shall be paid by the Purchaser.  Without limiting the generality of the foregoing, the Purchaser shall pay any and all fees and expenses of the Escrow Agent and the Paying Agent.

12.03   Notices.  Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below or transmitted by electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties hereto at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

Notices to the Purchaser, the Merger Sub or, following the Closing, the Surviving Entity:

Grand Canyon Education, Inc.

2600 West Camelback Road

Phoenix, AZ 85017

Attention:      Daniel E. Bachus

                      Chief Financial Officer

Email:           dan.bachus@gce.com

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with a copy to:

DLA Piper LLP (US)

2525 East Camelback Road, Suite 1000

Phoenix, AZ 85016-4232

Attention:     David P. Lewis

Facsimile:     (480) 606-5526

Email:           david.lewis@dlapiper.com

Notices to the Representative:

LLR Management, L.P.

Cira Center, 2929 Arch Street

Philadelphia, PA 19104

Attention:     Jack Slye

Facsimile:     (215) 717-2270

Email:           jslye@llrpartners.com

with a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

Attention:     Barbara J. Shander

Facsimile:     (215) 963-5001

Email:           barbara.shander@morganlewis.com

Notices to the Company (prior to the Closing):

Orbis Education Services, LLC

c/o LLR Equity Partners III, L.P.

Cira Center, 2929 Arch Street

Philadelphia, PA 19104

Attention:     Jack Slye

Facsimile:     (215) 717-2270

Email:           jslye@llrpartners.com

with a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

Attention:     Barbara J. Shander

Facsimile:     (215) 963-5001

Email:           barbara.shander@morganlewis.com

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12.04   Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Purchaser or the Company without the prior written consent of the other party; provided, that each of the Purchaser, the Merger Sub and the Surviving Entity may assign their respective rights under this Agreement to their lenders as collateral security for their obligations under any of their secured debt financing arrangements.

12.05   Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.06   Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.  The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.  The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules, or exhibits in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules, or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement.  In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.  The information contained in this Agreement, in the Disclosure Schedules, and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third‑party of any matter whatsoever (including any violation of Law or breach of contract).

12.07   Amendment and Waiver.  Except as provided herein, any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended or waived only in a writing signed by the Purchaser, the Company and the Representative.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default. No amendment or waiver to this Section 12.07 or Section 12.09,  12.11 or 12.19 or any defined term used therein (or to any other provision or definition of

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this Agreement to the extent that such amendment or waiver would modify the substance of any such foregoing Section or defined term used therein) that is adverse to any Debt Financing Source shall be effective as to such Debt Financing Source without the written consent of such Debt Financing Source.

12.08   Complete Agreement.  This Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

12.09   Third‑Party Beneficiaries.  The Members, the Optionholders and the Warrantholders are third‑party beneficiaries of this Agreement and may suffer losses for any breach of this Agreement by Purchaser (or, after the Closing, the Surviving Entity or the Merger Sub).  The provisions of this Agreement are intended for the benefit of, and shall be enforceable by the Representative for the benefit of, the Members, Optionholders and Warrantholders, and the Representative shall have the right, but not the obligation, to enforce any obligations of the Purchaser, Merger Sub, or the Surviving Entity under this Agreement for the benefit of the Members, Optionholders and Warrantholders.  Section 8.03 shall be enforceable by each of the current and former officers, managers or similar functionaries of the Company and its Subsidiaries and his or her heirs and representatives.  Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement, the Members, the Optionholders, the Warrantholders and, for purposes of Section 8.03, each of the current and former officers, managers or similar functionaries of the Company and its Subsidiaries and his or her heirs and representatives, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Notwithstanding anything to the contrary contained herein, each Debt Financing Source is intended to be, and shall be, an express third-party beneficiary of this Section 12.09 and Sections 12.07,  12.11 and 12.19.

12.10   Counterparts.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one (1) or more counterparts, all of which shall constitute one and the same instrument.  Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto, each other party hereto or thereto shall re execute the original form of this Agreement and deliver such form to all other parties hereto.

12.11   Governing Law; Jurisdiction.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and all claims and disputes arising hereunder or thereunder or in connection herewith or therewith, whether purporting to sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other

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jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.  The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court declines jurisdiction, first to any federal court, or second, to any state court, each located in Wilmington, Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding.  In furtherance of the foregoing, each of the parties hereto (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS‑CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. Notwithstanding anything to the contrary contained herein, (i) each party hereto hereby submits itself to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in the City of New York and the United States District Court for the Southern District of New York and any appellate courts thereof with respect to any suit, action or proceeding against any Debt Financing Source in connection with this Agreement, any debt financing or any debt commitment letter in connection with the transactions contemplated hereby and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and hereby agrees that it will not bring or support any such suit, action or proceeding in any other forum, and (ii) each party hereto hereby waives any right it may have to a trial by jury in respect to any suit, action or proceeding against any Debt Financing Source in connection with this Agreement, any debt financing or any debt commitment letter in connection with the transactions contemplated hereby and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise.

12.12   Consents.  The Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which the Company or its Subsidiaries is a party (including the contracts set forth on the Contracts Schedule) and such consents have not been obtained.  The Purchaser agrees and acknowledges that neither the Members (including the Representative) nor the Optionholders nor the Warrantholders shall have any liability whatsoever to the Purchaser (or, after the Closing, the Surviving Entity) (and the Purchaser, or after the Closing, the Surviving Entity, shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such contract, lease, license or other agreement as a result thereof; provided, that there is no breach of this Agreement.

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12.13   Representative.

(a)        Effective upon and by virtue of the Member Approval, and without any further act of any of the Members, Optionholders or Warrantholders, the Representative is hereby irrevocably appointed as the representative, agent, proxy, and attorney in fact (coupled with an interest) for all the Members, Optionholders and Warrantholders for all purposes under this Agreement including the full power and authority on the Members’, Optionholders’ and Warrantholders’ behalf:  (i) to consummate the transactions contemplated under this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith, (ii) to negotiate claims and disputes arising under, or relating to, this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including, for the avoidance of doubt, the adjustment of Closing Cash Proceeds contemplated by Section 3.03), (iii) to receive and disburse to, or caused to be received or disbursed to, any Member, Optionholder or Warrantholder any funds received on behalf of such Member, Optionholder or Warrantholder under this Agreement (including, for the avoidance of doubt, any portion of the Merger Consideration) or otherwise, (iv) to withhold any amounts received on behalf of any Member, Optionholder or Warrantholder pursuant to this Agreement (including, for the avoidance of doubt, any portion of the Merger Consideration) or to satisfy (on behalf of the Members, Optionholders and Warrantholders) any and all obligations or liabilities of any Member, Optionholder, Warrantholder or the Representative in the performance of any of their commitments hereunder (including, for the avoidance of doubt, the satisfaction of payment obligations (on behalf of the Members, Optionholders and Warrantholders) in connection with the adjustment of Closing Cash Proceeds contemplated by Section 3.03), (v) to execute and deliver any amendment or waiver to this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (without the prior approval of any Member, Optionholder or Warrantholder), (vi) to receive and disburse to, or cause to be received or disbursed to, any individual pursuant to any incentive compensation agreement providing for a transaction bonus, in effect as of the Closing and (vii)  to take all other actions to be taken by or on behalf of any Member, Optionholder or Warrantholder in connection with this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith.  Such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of each Member and Optionholder.  All decisions and actions by the Representative shall be binding upon each Member and Optionholder, and no Member, Optionholder or Warrantholder shall have the right to object, dissent, protest or otherwise contest the same.  The Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement.

(b)        Effective upon and by virtue of the Member Approval, and without any further act of any of the Members, Optionholders or Warrantholders, the Representative and its Non‑Recourse Parties shall be indemnified, held harmless and reimbursed by each Member, Optionholder and Warrantholder severally (based on each Member’s, Optionholders’ and Warrantholder’s Allocation Percentage), and not jointly, against all costs, expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid or incurred by the Representative and its Non‑Recourse Parties in connection with any claim, action, suit or proceeding to which the Representative or such other Person is made a party by reason of the fact that it is or was acting as the Representative pursuant to the terms of this Agreement (including, for the avoidance of doubt,

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the satisfaction of payment obligations (on behalf of the Members, Optionholders and Warrantholders) in connection with the adjustment of Closing Cash Proceeds contemplated by Section 3.03).  Any and all amounts paid or incurred by the Representative and its Non‑Recourse Parties in connection with any claim, action, suit or proceeding to which the Representative or such other Person is made a party by reason of the fact that it is or was acting as the Representative pursuant to the terms of this Agreement are on behalf of the Members, Optionholders and Warrantholders (and, not for the avoidance, on behalf of the Representative in any other capacity, as a Member or otherwise).

(c)        Neither the Representative nor any of its Non‑Recourse Parties shall incur any liability to any Member, Optionholder or Warrantholder by virtue of the failure or refusal of the Representative or any of its Non‑Recourse Parties for any reason to consummate the transactions contemplated hereby or relating to the performance of their duties hereunder.  The Representative and its Non‑Recourse Parties shall have no liability in respect of any action, claim or proceeding brought against any such Person by any Member, Optionholder or Warrantholder, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, if any such Person took or omitted taking any action in good faith.

(d)        If the Representative pays or causes to be paid any amounts (on behalf of the Members, Optionholders and Warrantholders) in connection with any obligation or liability of a Member, Optionholder or Warrantholder in connection with the transactions contemplated hereby (including, for the avoidance of doubt, the adjustment of Closing Cash Proceeds contemplated by Section 3.03), any such payments and the reasonable expenses of the Representative incurred in administering or defending the underlying dispute or claim may be reimbursed, when and as incurred, from the Representative Holdback Amount (and, if not so reimbursed from the Representative Holdback Amount, the Representative shall be indemnified, held harmless and reimbursed by each Member, Optionholder and Warrantholder severally (based on each Member’s, Optionholder’s and Warrantholder’s Allocation Percentage), and not jointly, for such amount(s)).  The Representative may, in its sole and absolute discretion, distribute, or caused to be distributed, any or all of the funds received or held by it on behalf of the Members, Optionholders and Warrantholders (including, for the avoidance of doubt, any portion of the Merger Consideration) to one or more Members, Optionholders or Warrantholders at any time after the date hereof, which such distribution(s) of funds may be different (i.e., with respect to amount, timing, conditionality or otherwise) for each Member, Optionholder and Warrantholder.  Upon full reimbursement of all expenses, costs, obligations or liabilities incurred by the Representative in the performance of its duties hereunder, the Representative shall distribute, or caused to be distributed, all remaining funds held by it on behalf of the Members, Optionholders and Warrantholders to the Members, Optionholders and Warrantholders; provided, that to ensure compliance with Treasury Regulation 1.409A‑3(i)(5)(iv), the Optionholders shall not be entitled to receive any payment, and no payment shall be made to the Optionholders, in connection with the transaction contemplated hereby later than the date which is five (5) years after the Closing Date (it being understood that other Members may receive payments after the date which is five (5) years after the Closing Date, including, for the avoidance of doubt, amounts that, if paid prior to the date which is five (5) years after the Closing Date, would have been paid to the Optionholders). Notwithstanding the foregoing, any amounts payable to the Members,

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Optionholders and Warrantholders in respect of this Section 12.13(d) shall be reduced by the respective amount owed to LVP under the Lightspeed Purchase Agreement. In the event that the Representative or its Affiliates becomes subject to any liability or other obligation, or is required to make any payment in connection with the transactions contemplated by the Merger Agreement, then the Representative shall send each Member, Optionholder and Warrantholder a notice setting forth (i) the amount of such Member’s, Optionholder’s or Warrantholder’s proportionate share of such liability or obligation, and (ii) instructions for remittance of such amount to the Representative.

(e)        Notwithstanding anything to the contrary set forth herein, the Representative and its Affiliates shall not be liable for any loss to any Member, Optionholder or Warrantholder for any action taken or not taken by the Representative or for any act or omission taken or not taken in reliance upon the actions taken or not taken or decisions, communications or writings made, given or executed by the Purchaser or the Merger Sub or the Surviving Entity.

(f)        Except as may have been expressly and specifically agreed to in writing by a Member, Optionholder or Warrantholder, on the one hand, and Morgan, Lewis & Bockius LLP, on the other hand, and except for the Representative and its Affiliates (i) Morgan, Lewis & Bockius LLP has not and is not representing, and shall not be deemed to have represented any Member, Optionholder or Warrantholder in connection with the transactions contemplated hereby, and (ii) Morgan, Lewis & Bockius LLP has not and is not providing any advice or counsel (including legal advice or counsel), and shall not be deemed to have provided counsel or advice, to any Member, Optionholder or Warrantholder in connection with the transactions contemplated hereby.  Each Member, Optionholder and Warrantholder agrees that Morgan, Lewis & Bockius LLP may represent the Representative and its Affiliates in any matter related to the transaction completed hereby including matters which maybe adverse to such Member, Optionholder or Warrantholder and, in furtherance thereof, each Member, Optionholder and Warrantholder consents to, and waives, without limitation, restriction or condition of any kind, any actual or potential conflict or other actual or potential objection with respect to Morgan, Lewis & Bockius LLP’s representation of the Representative and its Affiliates in any matter related to the transaction completed hereby.

(g)        The Purchaser shall be entitled to deal exclusively with the Representative (or any replacement thereof) on all matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Member, Optionholder or Warrantholder by the Representative, and on any other action taken or purported to be taken on behalf of any Member, Optionholder or Warrantholder by the Representative, as being fully binding upon such Person. Notices or communications to or from the Representative shall constitute notice to or from each of the Members, Optionholders and Warrantholders. Any decision or action by the Representative hereunder, including any agreement between the Representative and the Purchaser relating to the defense, payment or settlement of any claims hereunder, shall constitute a decision or action of all Members, Optionholders and Warrantholders and shall be final, binding and conclusive upon each such Person. No Member, Optionholder or Warrantholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Members, Optionholders or Warrantholders, or by operation of Law.

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12.14   Legal Representation.  Following consummation of the transactions contemplated hereby, Morgan, Lewis & Bockius LLP may serve as counsel to each and any of the Representative, the Members, the Optionholders, the Warrantholders and their respective Non‑Recourse Parties, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of any other Person (including the Representative and its Affiliates), and each of the parties (on behalf of itself and each of its Non‑Recourse Parties) hereto consents thereto and waives any conflict of interest arising therefrom.  The decision to represent any of the Representative, the Members, the Optionholders, the Warrantholders and their respective Non‑Recourse Parties shall be solely that of Morgan, Lewis & Bockius LLP.  Any privilege attaching as a result of Morgan, Lewis & Bockius LLP representing the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement shall survive the Closing and shall remain in effect; provided, that such privilege from and after the Closing shall be assigned to and controlled by the Representative.  In furtherance of the foregoing, each of the parties hereto agrees to take the steps necessary to ensure that any privilege attaching as a result of Morgan, Lewis & Bockius LLP representing the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement shall survive the Closing, remain in effect and be assigned to and controlled by the Representative.  As to any privileged attorney client communications between Morgan, Lewis & Bockius LLP and the Company or any of its Subsidiaries prior to the Closing Date (collectively, the “Privileged Communications”), the Purchaser, the Merger Sub and the Company (including, after the Closing, the Surviving Entity), together with any of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action or claim against or involving any of the parties hereto or any of their respective Non‑Recourse Parties after the Closing.  The Surviving Entity further agrees that, on its own behalf and on behalf of its Subsidiaries, Morgan, Lewis & Bockius LLP’s retention by the Surviving Entity or any of its respective Subsidiaries shall be deemed completed and terminated without any further action by any Person effective as of the Closing.

12.15   No Survival; Sources of Recovery.

(a)        The representations, warranties, covenants and agreements in this Agreement shall terminate at the earlier of the Closing or upon the termination of this Agreement pursuant to Article IX, except as provided in Section 9.02 and except for the covenants and agreements that explicitly contemplate performance after the Closing shall survive the Closing indefinitely (or until fully performed in accordance with this Agreement).  The parties acknowledge and agree that from and after the Closing they shall not be permitted to make, and no party shall have any liability or obligation with respect to, any claims for any breach of any representation or warranty set forth herein or any covenant or agreement herein that is to have been performed by another party on or prior to the Closing.  In furtherance of the foregoing, from and after the Closing, each party hereby waives (on behalf of itself, each of its Affiliates and each of its representatives), to the fullest extent permitted under Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any breach of any representation or warranty, or any covenant or obligation performed prior to the Closing, set forth herein or otherwise relating to the Company, any Subsidiary or the subject matter of this Agreement that such party may have against the other parties or any of their Affiliates or any of

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their respective representatives arising under or based upon any theory whatsoever, under any Law, contract, tort or otherwise; provided, that none of the limitations or exceptions set forth herein, including any periods of survival with respect to the representations, warranties, covenants and agreements set forth herein, shall in any way limit or modify the ability of the Purchaser or the Surviving Entity to (i) make claims under or recover under the R&W Policy, or (ii) initiate any Action or seek any remedy in the case of Fraud.

(b)        The Purchaser hereby agrees and acknowledges that its right to any payment to be made pursuant to Section 3.03(h)(i) (together with the Purchaser’s rights under the Escrow Agreement with respect to the Purchase Price Adjustment Escrow Amount) shall be the Purchaser’s sole and exclusive source of recovery for any amounts owing to the Purchaser pursuant to Section 3.03(h)(i).

(c)        The Purchaser hereby acknowledges and agrees that, except as expressly provided in the foregoing Sections 12.15(a) and 12.15(b), and except for the remedies of specific performance and injunctive or other equitable relief to the extent expressly permitted elsewhere in this Agreement, none of the Company, the Members, the Optionholders, the Warrantholders the Representative and each of their respective Affiliates, officers, managers, employees or agents, shall have any liability, responsibility or obligation arising under this Agreement or any exhibit or Schedule hereto, or any ancillary agreement, certificate or other document entered into, made, delivered, or made available in connection herewith, or as a result of any of the transactions contemplated hereby or thereby, such Sections 12.15(a) and 12.15(b) and the R&W Policy being the sole and exclusive remedy for all claims, disputes and losses arising hereunder or thereunder or in connection herewith or therewith, whether purporting to sound in contract or tort, or at law or in equity, or otherwise; provided, that none of the limitations or exceptions set forth herein, including any periods of survival with respect to the representations, warranties and covenants set forth herein, shall in any way limit or modify the ability of the Purchaser or the Surviving Entity to (i) make claims under or recover under the R&W Policy, or (ii) initiate any Action or seek any remedy in the case of Fraud.

(d)        Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non‑Recourse Party of a party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein except to the extent agreed to in writing by such Non‑Recourse Party.

12.16   Conflict Between Transaction Documents.  The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

12.17   Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages.  Therefore, it is accordingly agreed that each party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other party, in any court of

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competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith.  Any party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such party is entitled at law or in equity.

12.18   Relationship of the Parties.  Nothing in this Agreement shall be deemed to constitute the parties hereto as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor, except as expressly and specifically set forth in Section 12.13, in any manner create any principal‑agent, fiduciary or other special relationship between the parties hereto.  No party shall have any duties (including fiduciary duties) towards any other party hereto except as specifically set forth herein.

12.19   Financing Sources Not Liable.  Notwithstanding anything to the contrary contained herein, the Representative on behalf of itself and its Affiliates and each officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof (a) hereby waives any claims or rights against any Debt Financing Source relating to or arising out of this Agreement, any debt financing or any debt commitment letter in connection with the transactions contemplated hereby and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, (b) hereby agrees not to bring or support any suit, action or proceeding against any Debt Financing Source in connection with this Agreement, any debt financing or any debt commitment letter in connection with the transactions contemplated hereby and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and (c) hereby agrees to cause any suit, action or proceeding asserted against any Debt Financing Source by or on behalf of the Representative or any of its Affiliates or any officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof in connection with this Agreement, any debt financing or any debt commitment letter in connection with the transactions contemplated hereby and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Debt Financing Source shall have any liability for any claims or damages to the Representative in connection with this Agreement, any debt financing or any debt commitment letter in connection with the transactions contemplated hereby and the transactions contemplated hereby and thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the date first above written.

The Company:

ORBIS EDUCATION SERVICES, LLC

By:	/s/ S. Craig Huke
Name: S. Craig Huke
Title: Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the date first above written.

The Purchaser:

GRAND CANYON EDUCATION, INC.

By:	/s/ Daniel E. Bachus
Name: Daniel E. Bachus
Title: Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the date first above written.

The Merger Sub:

GCE COSMOS MERGER SUB, LLC

By:	/s/ Daniel E. Bachus
Name: Daniel E. Bachus
Title: Authorized Person

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the date first above written.

The Representative:
(solely in its capacity as the Representative)

LLR Management, L.P.

By: LLR Management, LLC, its General Partner

By:	/s/ Jack Slye
Name: Jack Slye
Title: Member

[Signature Page to Agreement and Plan of Merger]